Exhibit 10.50

STANDARD FORM

MODIFIED GROSS OFFICE LEASE

BETWEEN

PACIFIC OCEANSIDE HOLDINGS, L.P.

AND

CONAGRA FOODS, INC.

TABLE OF CONTENTS

1.	AGREEMENT TO LET		1

2.	PRINCIPAL LEASE PROVISIONS		1

	2.1.	“Project.”	1

	2.2.	“Building.”	1

	2.3.	“Premises.”	2

	2.4.	Rentable Area of the Premises	2

	2.5.	“Initial Lease Term.”	2

	2.6.	“Basic Monthly Rent.”	2

	2.7.	“Rent Commencement Date.”	2

	2.8.	“Security Deposit.”	2

	2.9.	“Base Year.”	2

	2.10.	“Guarantor.”	2

	2.11.	Address for Landlord	2

	2.12.	Addresses for Tenant	3

	2.13.	“Permitted Use.”	3

	2.14.	Building Standard Operating Hours	3

	2.15.	Participating Brokers	3

	2.16.	Initial Payment Amounts	3

3.	TERM		3

	3.1.	Description of Term	3

	3.2.	Extension Rights	3

4.	DELIVERY OF POSSESSION		5

	4.1.	Delivery Requirements	5

	4.2.	Definition of Substantial Completion	5

5.	USE OF PREMISES AND COMMON AREAS		5

	5.1.	Permitted Use of Premises	5

	5.2.	Compliance with Laws	5

	5.3.	Condition During Periods of Non-Use; Recapture	6

	5.4.	Use of Common Areas	6

	5.5.	General Covenants and Limitations on Use	6

	5.6.	Access Rights	7

	5.7.	Remedies for Breach	8

i

6.	SECURITY DEPOSIT		8

7.	RENT AND RENT ADJUSTMENTS		8

	7.1.	Initial Monthly Rent	8

	7.2.	Rental Adjustments	8

	7.3.	Additional Rent	9

	7.4.	General Rental Provisions	9

8.	ADDITIONAL RENT		9

	8.1.	Definitions	9

	8.2.	Adjustment of Operating Expenses	13

	8.3.	Tax Expenses	14

	8.4.	Calculation and Payment of Direct Expenses	14

	8.5.	Landlord’s Books and Records	15

9.	UTILITIES AND SERVICES		16

	9.1.	Utility Costs	16

	9.2.	Electricity	16

	9.3.	Janitorial Service	16

	9.4.	Over-Standard Tenant Use	16

	9.5.	Conduit and Wiring	17

	9.6.	Utilities Generally	17

10.	MAINTENANCE		17

	10.1.	Tenant’s Duties	17

	10.2.	Landlord’s Duties	18

11.	PARKING/FITNESS FACILITY		19

	11.1.	General Parking Rights	19

	11.2.	Parking Ratios	19

	11.3.	Fitness Facility	20

	11.4.	Parking/Fitness Facility Charges	20

12.	SIGNS		20

	12.1.	General Signage Conditions	20

	12.2.	Tenant’s Individual Signage Rights	21

13.	RULES, REGULATIONS, AND COVENANTS		21

14.	EARLY ACCESS/INSURANCE		22

15.	PLATE-GLASS INSURANCE		22

16.	PUBLIC LIABILITY AND PROPERTY DAMAGE INSURANCE		22

17.	FIRE AND EXTENDED COVERAGE INSURANCE		22

18.	BUSINESS INTERRUPTION INSURANCE		23

19.	INSURANCE GENERALLY		23

20.	WAIVER OF SUBROGATION		23

21.	LANDLORD’S INSURANCE		24

22.	PERSONAL PROPERTY TAXES		24

23.	ALTERATIONS		24

	23.1.	Request for Consent	24

	23.2.	Minor Alterations	25

	23.3.	Additional Requirements	25

	23.4.	Ownership of Alterations	25

24.	SURRENDER OF PREMISES AND HOLDING OVER		26

25.	DEFAULT		26

26.	LANDLORD’S REMEDIES		27

	26.1.	Continuation of Lease	27

	26.2.	Rent from Reletting	28

	26.3.	Termination of Tenant’s Right to Possession	28

	26.4.	Landlord’s Right to Cure Default	28

	26.5.	Enforcement Costs	28

27.	INTEREST AND LATE CHARGES		29

28.	LANDLORD DEFAULT - TENANT’S REMEDIES		29

29.	PAYMENT OF RENT BY CASHIER’S CHECK		29

30.	DESTRUCTION		30

31.	CONDEMNATION		30

32.	ASSIGNMENT AND OTHER TRANSFERS		31

	32.1.	Restriction on Transfer	31

	32.2.	Transfer Provisions Generally	32

	32.3.	Excess Rent and Recapture	33

	32.4.	Permitted Transferee	34

33.	LANDLORD’S RESERVED RIGHTS		34

34.	CONTINUED DEVELOPMENT OF PROJECT		35

35.	ACCESS BY LANDLORD		35

36.	INDEMNITY		35

37.	EXEMPTION OF LANDLORD FROM LIABILITY		36

38.	HAZARDOUS SUBSTANCES		36

	38.1.	Landlord’s Covenants	36

	38.2.	Tenant’s Covenants	36

	38.3.	Definition of Hazardous Materials	38

39.	PROHIBITION AGAINST ASBESTOS-CONTAINING MATERIALS		38

40.	SECURITY MEASURES		38

41.	SUBORDINATION AND ATTORNMENT		38

	41.1.	Priority of Title	38

	41.2.	Initial SNDA	39

42.	ESTOPPEL CERTIFICATE		39

43.	WAIVER		40

44.	BROKERS		40

45.	EASEMENTS		41

46.	LIMITATIONS ON LANDLORD’S LIABILITY		41

47.	SALE OR TRANSFER OF PREMISES		41

48.	QUITCLAIM DEED		41

49.	NO MERGER		41

50.	CONFIDENTIALITY		41

51.	MISCELLANEOUS		41

STANDARD FORM

MODIFIED GROSS OFFICE LEASE

(CONAGRA FOODS, INC.)

This Standard Form Modified Gross Office Lease (“Lease”) is entered into effective as of December 20, 2001, between PACIFIC OCEANSIDE HOLDINGS, L.P., a California limited partnership (“Landlord”), and CONAGRA FOODS, INC., a Delaware corporation (“Tenant”), who agree as follows:

1. Agreement to Let. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon all of the terms, provisions, and conditions contained in this Lease, (i) those certain premises described in the Principal Lease Provisions, below (the “Premises”), consisting of a portion of that certain building described in the Principal Lease Provisions, below (the “Building”), which is in turn a part of the Project (as described in the Principal Lease Provisions, below), along with (ii) the non-exclusive right to use, in common with Landlord, Landlord’s invitees and licensees, and the other tenants and users of space within the Project, those portions of the Project intended for use by, or benefiting, tenants of the Project in common including, without limitation, the landscaped areas, passageways, walkways, hallways, elevators, parking areas, and driveways of the Building and the Project, but excluding all interior areas of the other buildings in the Project other than the Building (collectively, the “Common Areas”). This Lease confers no rights, however, to the roof, exterior walls, or utility raceways of the Building nor rights to any other building in the Project, nor with regard to either the subsurface of the land below the ground level of the Project or with regard to the air space above the ceiling of the Premises; provided, however, that Tenant shall have the limited right to access systems and equipment exclusively serving the Premises (for which Tenant has maintenance and repair responsibilities pursuant to Paragraph 10.1 below) that may be located on the roof, in exterior or demising walls, in utility raceways, in the airspaces above the ceiling of the Premises, or in any other portion of the Building or the Common Areas for the sole purpose of maintaining, repairing, and replacing such systems and equipment.

2. Principal Lease Provisions. The following are the “Principal Lease Provisions” of this Lease. Other portions of this Lease explain and describe these Principal Lease Provisions in more detail and should be read in conjunction with this Paragraph 2. In the event of any conflict between the Principal Lease Provisions and the other portions of this Lease, the Principal Lease Provisions will control. (Terms shown in quotations are defined terms used elsewhere in this Lease)

2.1. “Project.” That certain multi-building (currently consisting of three buildings, including the Building) office project sometimes referred to as StoneCrest, located in the Kearny Mesa area of San Diego, California, as more particularly described on attached Exhibit “A.”

2.2. “Building.” That certain six-story building, of approximately 109,796 Rentable Square Feet, whose mailing address is 9655 Granite Ridge Drive, San Diego, California 92123.

2.3. “Premises.” Suites 100 and 200, as more particularly described on attached Exhibit “B.”

2.4. Rentable Area of the Premises. Approximately 19,201 Rentable Square Feet of space and 17,211 Usable Square Feet of space. The terms “Rentable Square Footage,” “RSF,” “Usable Square Footage,” “USF,” and similar terms dealing with Rentable or Usable means of describing measurements of square footages, will have the meanings of such terms adopted by the Building Owners and Managers Association International relative to multi-tenant-floor building.

2.5. “Initial Lease Term.” Five (5) years plus any additional days required for the Initial Expiration Date to occur on the last day of a month as set forth in Paragraph 2.5.2, below, beginning as of the Lease Commencement Date and ending as of the Initial Expiration Date.

2.5.1. “Lease Commencement Date.” The first to occur of (a) March 15, 2002, and (b) the date that Tenant commences to conduct business from the Premises. The Lease Commencement Date is estimated to occur on or about March 15, 2002. (see Exhibit “C”).

2.5.2. “Initial Expiration Date.” That date which is five (5) years (plus however many days are left in the final calendar month of the Term) after the Lease Commencement Date; anticipated and estimated to be March 31, 2007, but subject to adjustment as set forth in attached Exhibit “C” (the Initial Expiration Date stated herein, even if adjusted pursuant to Exhibit “C,” must in all events be the last day of a calendar month).

2.5.3. Extension Rights. One five-year extension right (see Paragraph 3.2, below).

2.6. “Basic Monthly Rent.” $1,45 per Rentable Square Foot (subject to adjustment as provided in Paragraph 7.2, below). Basic Monthly Rent will always be due and payable on or before the first day of the applicable month, except that the first month’s Basic Monthly Rent will he due and payable upon the Rent Commencement Date (See Addendum).

2.7. “Rent Commencement Date.” The Lease Commencement Date, estimated to be March 15, 2002.

2.8. “Security Deposit.” Not Applicable.

2.9. “Base Year.” Calendar year 2002.

2.10. “Guarantor.” N/A.

2.11. Address for Landlord.

c/o American Assets, Inc.

11455 El Camino Real

Suite 200

San Diego, CA 92130

Attn: Jamie Cronemeyer

2.12. Addresses for Tenant. Legal Notice Address (following Tenant’s occupancy at the Premises)

9655 Granite Ridge Drive

San Diego, California 92123

cc: ConAgra Foods, Inc.

One ConAgra Drive

Omaha, NE 68102

Attn: Senior Vice President/Corporate Controller

Legal Notice Address (prior to occupancy)

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, NE 68102

Attn: Senior Vice President/Corporate Controller

2.13. “Permitted Use.” General office use, in accordance with all applicable laws, statutes, ordinances, and regulations and the provisions of this Lease.

2.14. Building Standard Operating Hours.

Monday through Friday.	6:00 a.m. - 6:00 p.m.
Saturdays and Sundays:	8:00 a.m. - 12:00 p.m. (excluding local, state, and federal holidays)

2.15. Participating Brokers.

Landlord: CB Richard Ellis (Dick Balestri)

Tenant: P.J. Morgan Real Estate (P.J. Morgan)

2.16. Initial Payment Amounts. None.

3. Term.

3.1. Description of Term. The term of this Lease (“Term”) shall commence on the “Lease Commencement Date,” as defined in the Principal Lease Provisions, and shall expire on the “Initial Expiration Date,” as defined in the Principal Lease Provisions, subject to (i) any modifications to such dates described in Exhibit “C” to this Lease, (ii) any extension rights described in Paragraph 3.2, below, and (iii) earlier termination, as provided in this Lease. The term “Expiration Date,” as used in this Lease shall mean the Initial Expiration Date, any earlier date upon which this Lease is terminated by Landlord, as provided below, or if the Term is extended pursuant to Paragraph 3.2, below, then the expiration date of any Extension Term (as defined below).

3.2. Extension Rights. Tenant shall, subject to all of the provisions of this Paragraph 3.2 (including all subparagraphs hereof), have the option to extend the Lease Term

(the “Option to Extend”) for one additional terms) of five years (the “Extension Term”), provided Tenant is in occupancy of not less than seventy-five percent (75%) of the Premises at the time of exercise of the Option to Extend and Tenant gives Landlord written notice of its election to exercise the Option to Extend no less than nine months and no more than 18 months prior to the Initial Expiration Date. Time is of the essence with respect to the timing of such requirement to give notice to Landlord.

3.2.1. Restrictions on Transferability of Option. The Option to Extend is personal to the Tenant originally named in this Lease or any Permitted Transferee (as defined below) and may not be exercised by anyone other than such originally named Tenant or a Permitted Transferee.

3.2.2. Conditions Terminating Tenant’s Rights to Exercise Option. Tenant shall not have the right to exercise the Option to Extend, notwithstanding anything set forth above to the contrary: (a) during any period of time commencing from the date Landlord gives to Tenant a factually correct written notice that Tenant is in default under any provision of this Lease and continuing until the default alleged in said notice is cured; or (b) in the event that Landlord has given to Tenant three or more notices of default or three or more late charges have become payable under this Lease during the 12-month period prior to the time that Tenant attempts to exercise the Option to Extend. The period of time within which the Option to Extend may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Optima to Extend because of the foregoing provisions of this Paragraph, even if the effect thereof is to eliminate Tenant’s right to exercise the Option to Extend.

3.2.3. Terms and Conditions of Extension of Term. If Tenant exercises the Option to Extend for the Extension Term, then this Lease shall remain in full force and effect for such additional five year period, except that the Basic Monthly Rent will adjust as of the first day of the Extension Term such that for the first year of the Extension Term the Basic Monthly Rent shall be equal to the then prevailing base rental rate (ignoring tenant improvement allowances typically associated with a new lease—it being acknowledged that the Option to Extend reflects Tenant’s negotiated right to defer its decision whether to initially lease the Premises for such longer period of time, as opposed to Tenant’s right to enter into a new lease) for new leases of comparable office space in the Project, as projected for the first day of the Extension Term and determined pursuant to Paragraph 3.2.4, below (the “Then-Prevailing Rate”). The Basic Monthly Rent will thereafter increase annually by the prevailing rental increase rate for new leases of comparable office space in the Kearny Mesa submarket at the time determined pursuant to Paragraph 3.2.4, below (the “Then-Prevailing Increase Rate”) pursuant to Paragraph 7.2, below.

3.2.4. Determination of Then-Prevailing Rate. If Tenant exercises the Option to Extend for an Extension Term, then Landlord shall, within 15 business days, provide Tenant with written notice of the Then-Prevailing Increase Rate and the Then-Prevailing Rate and the calculation of the new Basic Monthly Rent to be effective during the first year of the Extension Term. Tenant shall have 20 business days from the date of Landlord’s notice in which to (a) accept the Landlord’s determination of the Then-Prevailing Rate and/or the Then-Prevailing Increase Rate, (b) revoke Tenant’s election to extend the Term, in which case Tenant’s exercise of the Option to Extend shall be null and void, or (c) dispute Landlord’s determination of the Then-Prevailing Rate and/or the Then-Prevailing Increase Rate. If Tenant fails to notify Landlord, in writing, of its disagreement with Landlord’s determination of the

Then-Prevailing Rate and/or the Then-Prevailing Increase Rate within such 20-business day period, then Tenant will be deemed to have accepted Landlord’s determination and Landlord’s determination shall be binding on both parties. If Tenant disputes such determination, then its notice to Landlord disputing such determination must set forth Tenant’s determination of the Then-Prevailing Rate and/or the Then-Prevailing Increase Rate. Upon receipt of Tenant’s notice, Landlord and Tenant shall promptly meet and, in good faith, attempt to agree upon the Then-Prevailing Rate and the Then-Prevailing Increase Rate. If Landlord and Tenant are unable to reach agreement upon the Then-Prevailing Rate or the Then-Prevailing Increase Rate within 30 days of the date of Landlord’s receipt of Tenant’s notice, then the parties shall promptly submit such dispute to the San Diego office of the American Arbitration Association (the “AAA”), or its successor, for resolution before a single arbitrator (who must have at least ten years experience in the San Diego County commercial real estate market as a real estate broker or MAI appraiser) in accordance with Commercial Arbitration Rules of the AAA. The arbitrator’s sole authority will be to select between the Landlord’s and the Tenant’s respective written determinations of the Then-Prevailing Rate and/or the Then-Prevailing Increase Rate (whichever is in dispute), as set forth in the notices described above. In no event may such arbitrator select any other amount, as the Then-Prevailing Rate or the Then-Prevailing Increase Rate. The decision of the arbitrator shall be binding upon all parties and the cost of the arbitration shall be split equally between Landlord and Tenant

4. Delivery of Possession.

4.1. Delivery Requirements. Landlord shall make the Premises available to Tenant’s Contractor (as defined in Exhibit “C”) upon the finalization of the TI Plans (as defined in Exhibit “C”). The delivery of the Premises to Tenant shall be on an “as-is” basis. On or before the Lease Commencement Date, Tenant, at its cost, shall Substantially Complete the work required to he completed by Tenant, as described in Exhibit “C” to this Lease (the “TI Work”).

4.2. Definition of Substantial Completion. For purposes of this Lease, the tem “Substantially Complete” (and its grammatical variations, such as Substantial Completion) when used with reference to the TI Work, will mean that the TI Work has been completed to such an extent that Tenant can commence the installation of telecommunications and computer cabling and the installation of its furniture and equipment (the “Tenant’s Work”), and can be finally completed within 60 days following Tenant’s occupancy of the Premises.

5. Use of Premises and Common Areas.

5.1. Permitted Use of Premises. Tenant may use the Premises for the Permitted Use specified in the Principal Lease Provisions and for no other use without Landlord’s consent. Any change in the Permitted Use will require Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s reasonable discretion.

5.2. Compliance with Laws. Landlord covenants that the Premises will comply with all applicable laws as of the Lease Commencement Date. Thereafter, Tenant shall comply with all laws concerning the Premises and/or Tenant’s use of the Premises, including without limitation the obligation at Tenant’s sole cost to alter, maintain, or restore the Premises in compliance with all applicable laws, even if such laws are enacted after the date of this Lease, and even if compliance entails costs to Tenant of a substantial nature. Such obligation to comply with laws shall include, without limitation, compliance with Title III of the Americans With

Disabilities Act of 1990 (42 U.S.C. 12181 et seq.) (the “ADA”). In addition to the foregoing obligations of Tenant’s relative to the Premises, if Tenant’s particular use of the Premises (including the commencement of any Alterations, as defined below) results in the need for modifications or alterations to any other portion of the Project in order to comply with the ADA or other applicable laws, then Tenant shall additionally be responsible, upon demand, for the cost of such modifications and alterations plus a supervisory fee of ten percent (10%) of such cost payable to Landlord.

5.3. Condition During Periods of Non-Use; Recapture. During any period of time in which Tenant is not continuously using and occupying the Premises, Tenant shall take such measures as may be necessary or desirable, in Landlord’s reasonable opinion, to secure the Premises from break-ins and use by unauthorized persons, to minimize the appearance of non-use, and to otherwise maintain the interior and exterior portions of Tenant’s Premises, including all windows and doors, in first class condition. Additionally, during any period of time in excess of 90 days in which Tenant is not continuously using and occupying the Premises (or at least 50% thereof) during normal business hours, Landlord may, at its election, by giving written notice (the “Non-Use Recapture Notice”) to Tenant, recapture the Premises and terminate this Lease. If Landlord elects to exercise such right and delivers a Non-Use Recapture Notice to Tenant, and Tenant fails to cure such condition to Landlord’s reasonable satisfaction within five days of such Non-Use Recapture Notice, this Lease will automatically be deemed terminated as of the effective date stated in the Non-Use Recapture Notice, and Tenant shall surrender possession of the Premises and all improvements therein to Landlord as of such date (and any failure to do so shall constitute an immediate Event of Default hereunder).

5.4. Use of Common Areas. Tenant’s use of the Common Areas shall at all times comply with the provisions of all Rules (as defined below) regarding such use as Landlord may from time to time adopt. In no event shall the rights granted to Tenant to use the Common Areas include the right to store any property in the Common Areas, whether temporarily or permanently. Any property stored in the Common Areas may be removed by Landlord and disposed of, and the cost of such removal and disposal shall be payable by Tenant to Landlord upon demand. Additionally, in no event may Tenant use any portion of the Common Areas for loading, unloading, or parking, except in those areas specifically designated by Landlord for such purposes, nor for any group social event, sidewalk sale, employment fair, or similar unauthorized purpose.

5.5. General Covenants and Limitations on Use. In addition to the Rules, Tenant and Tenant’s Invitees (as defined below) use of the Premises and the Project, will be subject to the following additional general covenants and limitations on use.

5.5.1. Tenant shall not do, bring, or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s use or Tenant’s failure to continuously use and occupy the Premises, Tenant shall pay the amount of such increase to Landlord, within ten days after Landlord delivers to Tenant a notice of such increase.

5.5.2. No noxious or unreasonably offensive activity shall be carried on, in or upon the Premises by Tenant or Tenant’s Invitees, nor shall anything be done or kept in the Premises which may be or become a public nuisance or which may cause unreasonable embarrassment, disturbance, or annoyance to others in the Project, or on adjacent or nearby property. To that end, Tenant additionally covenants and agrees that no light shall be emitted from the Premises which is unreasonably bright or causes unreasonable glare; no sounds shall be emitted from the Premises which are unreasonably loud or annoying; and no odor shall be emitted from the Premises which is or might be noxious or offensive to others in the Building, on the Project, or on adjacent or near-by property.

5.5.3. No unsightliness shall be permitted in the Premises which is visible from the Common Areas. Without limiting the generality of the foregoing, all equipment, objects, and materials shall be kept enclosed within the Premises and screened from view; no refuse, scraps, debris, garbage, trash, bulk materials, or waste shall be kept, stored, or allowed to accumulate except as may be properly enclosed within appropriate containers in the Premises and promptly and properly disposed of.

5.5.4. The Premises shall not be used for sleeping or washing clothes, nor shall the Premises be used for cooking or the preparation, manufacture, or mixing of anything that might emit any offensive odor or objectionable noises or lights onto the Project or nearby properties.

5.5.5. All pipes, wires, conduit, cabling, poles, antennas, and other equipment/facilities for or relating to utilities, telecommunications, computer equipment, or the transmission or reception of audio or visual signals must be kept and maintained enclosed within the Premises (except to the extent otherwise approved by Landlord)

5.5.6. Tenant shall not keep or permit to be kept any bicycle, motorcycle, or other vehicle, nor any animal (excluding seeing-eye dogs), bird, reptile, or other exotic creature in the Premises.

5.5.7. Neither Tenant nor Tenant’s Invitees shall do anything that will cause damage or waste to the Project. Neither the floor nor any other portion of the Premises shall be overloaded. No machinery, equipment, apparatus, or other appliance shall be used or operated in or on the Premises that will in any manner injure, vibrate, or shake all or any part of the Project or be allowed to interfere with the equipment of any other tenant within the Project (or other property owned by Landlord or its affiliates), including, without limitation, interference with transmission and reception of telephone, telecommunications, television, radio, or similar signals.

5.6. Access Rights. Tenant will have 24 hour-a-day, seven day-a-week access to the Building and the Premises. Notwithstanding the foregoing, no failure of such access rights will constitute an eviction or a disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease; except that Tenant shall he entitled to equitable abatement of its Rent (as defined below) obligations hereunder to the extent such lack of access is due to Landlord’s negligence or intentional misconduct Landlord will not be liable, under any circumstances, for a loss of or injury to property or for injury to or interference with Tenant’s business, including loss of profits through, in connection with, or incidental to a failure to furnish access under this Paragraph. Notwithstanding the foregoing, Landlord agrees to use reasonable efforts to promptly correct any such interruption of access.

5.7. Remedies for Breach. In the event of any breach of this Paragraph 5 by Tenant or Tenant’s Invitees, Landlord, at its election and in addition to its other rights and remedies under this Lease, may pay the cost of correcting such breach and Tenant shall immediately, upon demand, pay Landlord the cost thereof, plus a supervisory fee in the amount of ten percent (10%) of such cost.

6. Security Deposit. Upon Tenant’s execution of this Lease, Tenant shall deposit with Landlord, cash in the amount of the Security Deposit set forth in the Principal Lease Provisions, to secure the performance by Tenant of its obligations under this Lease, including without limitation Tenant’s obligations (i) to pay Basic Monthly Rent and Additional Rent (as defined below), (ii) to repair damages to the Premises and/or the Project caused by Tenant or Tenant’s agents, employees, contractors, licensees, and invitees (collectively, “Tenant’s Invitees”), (iii) to surrender the Premises in the condition required by Paragraph 24, below, and (iv) to remedy any other defaults by Tenant in the performance of any of its obligations under this Lease. If Tenant commits any default under this Lease, Landlord may, at its election, use the Security Deposit to cure such default, and to compensate Landlord for all damage actually suffered by Landlord which are directly attributable to such default, including, without limitation, reasonable attorneys’ fees and costs incurred by Landlord. Upon demand by Landlord, Tenant shall promptly pay to Landlord a sum equal to any portion of the Security Deposit so used by Landlord, in order to maintain the Security Deposit in the amount set forth in the Principal Lease Provisions. Following the Expiration Date, and within the earlier of 30 days or the time frame otherwise required by applicable law, Landlord shall deliver to Tenant, at Tenant’s last known address, any portion of the Security Deposit not used by Landlord, as provided in this Paragraph. Landlord may commingle the Security Deposit with Landlord’s other funds and Landlord will not pay interest on such Security Deposit to Tenant.

7. Rent and Rent Adjustments.

7.1. Initial Monthly Rent. Tenant shall pay to Landlord as minimum monthly rent, without deduction, setoff, prior notice, or demand (except as otherwise specifically provided in this Lease), the Basic Monthly Rent described in the Principal Lease Provisions (subject to adjustment as provided in Paragraph 7.2, below), in advance, on or before the first day of each calendar month, beginning on the Rent Commencement Date and thereafter throughout the Term. If the Rent Commencement Date is other than the first day of a calendar month, then the Basic Monthly Rent payable by Tenant for the second month of the Term following the Rent Commencement Date (acknowledging that the first month’s rent is payable upon Lease execution) shall be prorated on the basis of the actual number of days during the Term occurring during the first partial calendar month thereof. Notwithstanding the foregoing, if Landlord is delayed in completion of Landlord’s Work due to any Tenant Delays, then in addition to the Basic Monthly Rent payable for the first month of the Term following the Rent Commencement Date, Tenant shall additionally pay to Landlord, upon the Rent Commencement Date, additional rent, at the rate of one-thirtieth of the Basic Monthly Rent per day, for the number of days of such delay.

7.2. Rental Adjustments. On each anniversary of the Rent Commencement Date throughout the Initial Lease Term, the Basic Monthly Rent shall be increased by multiplying the then-existing Basic Monthly Rent amount by 1.035 (i.e. a 3 and  1/2 percent (3.5%) increase per year). If Tenant exercises its right to extend the Term of this Lease pursuant to Paragraph 3.2, above, then on each anniversary of the first day of the Extension Term, the

Basic Monthly Rent shall be increased by multiplying the then-existing Basic Monthly Rent amount by a percentage equal to the sum of one hundred percent plus the Then-Prevailing Increase Rate (stated as a percentage) determined pursuant to Paragraph 3.2.4, above [for example, if the Then-Prevailing Increase Rate is five percent (5%), then the Basic Monthly Rent would increase by 105 percent (105%) on each anniversary of the first day of the Extension Term].

7.3. Additional Rent. In addition to paying the Basic Monthly Rent pursuant to this Paragraph 7, Tenant shall pay to Landlord (in accordance with Paragraph 8, below), commencing on January 1, 2003, Tenant’s Share (as defined below) of the annual Direct Expenses that are in excess of the amount of Direct Expenses applicable to the Base Year. The amounts payable pursuant to this Paragraph, together with other amounts of any kind (other than Basic Monthly Rent) payable by Tenant to Landlord under the terms of this Lease, constitute additional rent for the Premises and are collectively and individually referred to in this Lease as “Additional Rent.”

7.4. General Rental Provisions. All “Rent” (which includes Basic Monthly Rent, and any “Additional Rent” hereunder) shall be paid to Landlord at the same address as notices are to be delivered to Landlord pursuant to the Principal Lease Provisions, as Landlord may change such address from time to time pursuant to the terms of this Lease. The Rentable Area of the Premises and the Buildings are, at Landlord or Tenant’s election, subject to verification by Landlord’s space planner or architect. That verification shall be made in accordance with this Paragraph. Tenant’s space planner or architect may consult with Landlord’s space planner or architect regarding that verification. Verification of the Rentable Area of the Premises shall be done, if at all, within 60 days of the Lease Commencement Date. Verification of the Rentable Area of the Buildings may also be accomplished within such 60-day period. Any such verification under this paragraph shall be undertaken in accordance with the American National Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1C1996 (revised and adopted June 7, 1996) or successor standard(s), adopted by the Building Owners and Managers Association International. If Landlord’s space planner or architect determines that the Rentable Area of the Premises or the Buildings is different from that stated in this Lease, all Rent and other calculations under this Lease that are based on that incorrect amount shall be modified in accordance with that determination. If that determination is made, it shall be confirmed in writing by Landlord to Tenant. In the event Tenant disputes Landlord’s redetermination, and the parties are unable to agree upon the actual size of the Premises (as so re- measured) within 30 days of Landlord’s notice to Tenant, such issue will be arbitrated in the same manner as matters are to be arbitrated pursuant to Paragraph 3.2.4, above, except that the arbitrator will be a licensed architect or appraiser and not just a real estate broker.

8. Additional Rent.

8.1. Definitions. The following definitions apply in this Paragraph 8 (and elsewhere in this Lease):

8.1.1. Building Operating Costs. Subject to the Excluded Costs (as defined below) relating to the Building, the term “Building Operating Costs” means all expenses, costs, and amounts of every kind or nature that Landlord pays or incurs because of or in connection with the ownership, operation, management, maintenance, or repair of the Building (which includes the land and any parking areas located under the Building). Building Operating

Costs include, without limitation, the following amounts paid or incurred relative to the Building (a) the cost of supplying utilities to all portions of the Building, including without limitation water, electricity, heating, ventilation, and air conditioning, (b) Tax Expenses relating to the Building, to the extent the Building is separately assessed by the taxing authority, (c) the cost of providing janitorial services for the Building and of operating, managing, maintaining, and repairing all building systems, including without limitation utility, mechanical, sanitary, storm drainage, and elevator systems, and the cost of supplies, tools, and equipment, as well as maintenance and service contracts in connection with those systems, (d) the cost of licenses, certificates, permits, and inspections relating to the operation of the Building, (e) the cost of contesting the validity or applicability of any government enactments that may affect the Building Operating Costs, (1) the cost of maintenance, repair, and restoration of any parking areas located under the Building (if any), including, without limitation, resurfacing, repainting, restriping, and cleaning costs, (g) fees, charges, and other costs, including administrative, management fees, and accounting costs (or amounts in lieu of such fees), whether paid to Landlord, an affiliate of Landlord’s, or a third party, consulting fees, legal fees, and accounting fees of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the operation, management, maintenance, and repair of the Building, (h) wages, salaries, and other compensation and benefits of all persons engaged in the operation, maintenance, repair, or security of the Building plus employer’s Social Security taxes, unemployment taxes, insurance, and any other taxes imposed on Landlord that may be levied on those wages, salaries, and other compensation and benefits. If any of Landlord’s employees provide services for more than one project of Landlord, only the prorated portion of those employees’ wages, salaries, other compensation and benefits, and taxes reflecting the percentage of their working time devoted to the Building will be included in the Building Operating Costs, (i) payments under any easement, CC&R’s, license, operating agreement, declaration, restrictive covenant, or other instrument relating to the sharing of costs, (j) amortization (including interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America as its “reference rate” (or a comparable rate selected by Landlord if such reference rate ceases to be published) plus three percentage points per annum) of the cost of acquiring or renting personal properly used in the maintenance, repair, and operation of the Building, (k) reasonable reserves (it being acknowledged, that, among other amounts, any amount of reserves required by a Lender, as defined below, will be deemed reasonable), and (I) the cost of capital improvements including those which (1) are intended as a labor saving or cost saving device or to effect other economies in the maintenance or operation of the Building, or (2) are required under any government law or regulation, All capital expenditures shall be amortized (including interest on the unamortized cost at the rate stated in subparagraph (j) of this Paragraph) over their useful life, as reasonably determined by Landlord’s certified public accountant.

8.1.2. Building’s Pro Rata Share. “Building’s Pro Rata Share” means a traction, the numerator of which is the total aggregate Rentable Square Feet in the Building, and the denominator of which is the total aggregate Rentable Square Feet in all of the buildings in the Project for which certificates of occupancy have been issued and at least seventy-five percent (75%) occupancy has been achieved. The Building’s Pro Rata Share will be calculated as of January 1 of each calendar year which calculation will remain in effect (regardless of changes to the Project) until the following January 1.

8.1.3. Direct Expenses. “Direct Expenses” means the sum of Operating Expenses plus Insurance Expenses (as such terms are defined below).

8.1.4. Excluded Costs. “Excluded Costs” means the following expenses, as they relate to the Building Operating Costs and the Project Operating Costs (as defined below): (i) depreciation, principal, interest, and fees on mortgages or ground lease payments, except as otherwise provided herein, (ii) legal fees incurred in negotiating and enforcing tenant leases, disputes with other tenants, (iii) real estate brokers’ leasing commissions and advertising costs in connection with leasing space in the Project, (iv) initial improvements or alterations to tenant spaces in the Project, (v) the cost of providing any service directly to and paid directly by a single individual tenant, or costs incurred for the benefit of a single tenant, (vi) costs of any items to the extent Landlord actually receives reimbursement therefor from insurance proceeds, under warranties, or from a tenant or other third party (such costs shall be excluded or deducted—as appropriate—from Operating Expenses in the year in which the reimbursement is received), or which are paid out of reserves previously included in Operating Expenses, (vii) costs incurred due to Landlord’s breach of a law or ordinance, (viii) repairs necessitated by the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents, or contractors, (ix) capital expenses other than those specifically included in the definitions of Building Operating Costs or Project Operating Costs, (x) charitable or political contributions and membership fees or other payments to trade organizations, (xi) costs of Landlord’s Work which are to be borne by Landlord pursuant to attached Exhibit “C,” (xii) rent and similar charges for Landlord’s on-site management office and/or leasing office or any other offices of Landlord or its affiliates; however only to the extent such rent is attributable to a portion of such office(s) in excess of 2,500 Rentable Square Feet (in the aggregate), it being acknowledged that Landlord may include such rent and similar charges to the extent they relate to any such office (or portion thereof) which is less than 2,500 Rentable Square Feet), (xiii) costs arising from the presence of Hazardous Material (as defined below) in or about or below the Project, including, without limitation, Hazardous Material in the groundwater or soil below the Project, (xiv) costs for structural replacement or redesign, and (xv) Landlord’s general overhead expenses not related to the Project.

8.1.5. Expense Year. “Expense Year.” means the Base Year, and each calendar year after the Base Year, in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

8.1.6. Operating Expenses. “Operating Expenses” means the sum of (i) all Building Operating Costs, and (ii) the Building’s Pro Rata Share of the Project Operating Costs. Notwithstanding any other limitations contained in this Paragraph 8, Landlord shall not be entitled to recover more than 100% of any Operating Expense.

8.1.7. Project Operating Costs. Subject to the Excluded Costs relating to the Project, the term “Project Operating Costs” means all expenses, costs, and amounts of every kind or nature that Landlord pays or incurs because of or in connection with the ownership, operation, management, maintenance, or repair of the Project, including the “Project Common Areas,” which for purposes hereof will include all portions of the Project other than the Building and any other similar office building(s) within the Project from time to time. Project Operating Costs include, without limitation, the following amounts paid or incurred relative to the Project Common Area: (a) the cost of supplying utilities to all portions of the Project Common Area, including without limitation water, electricity, heating, ventilation, and air conditioning, (b)

janitorial/cleaning costs and the cost of operating, managing, maintaining, and repairing the Project Common Area and all related systems, including without limitation utility, mechanical, sanitary, storm drainage, and elevator systems, (c) the cost of supplies and tools and of equipment, maintenance, and service contracts in connection with the systems referenced in clause (b), above, (d) the cost of licenses, certificates, permits, and inspections relating to the Project, (e) the cost of contesting the validity or applicability of any government enactments that may affect the Project Operating Costs, (1) costs incurred in connection with the implementation and operation of a parking or transportation management program or similar program, (g) all Tax Expenses, except to the extent such Tax Expenses relate to a separately assessed building in the Project and are separately paid by the tenants of such building (such as pursuant to Paragraph 8.1.1, clause (b), above), (h) fees, charges, and other costs, including administrative, management fees, and accounting costs (or amounts in lieu of such fees), whether paid to Landlord, an affiliate of Landlord’s, or a third party, consulting fees, legal fees, and accounting fees of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the operation, management, maintenance, and repair of the Project, (i) the cost of parking area and parking structure maintenance, repair, and restoration, including, without limitation, resurfacing, repainting, restriping, and cleaning (excluding costs which are already included as part of the Building Operating Costs relative to any parking areas located wider a building, if any), (j) wages, salaries, and other compensation and benefits of all persons engaged in the operation, maintenance, or security of the Project plus employer’s Social Security taxes, unemployment taxes, insurance, and any other taxes imposed on Landlord that may be levied on those wages, salaries, and other compensation and benefits. If any of Landlord’s employees provide services for more than one project of Landlord, only the prorated portion of those employees’ wages, salaries, other compensation and benefits, and taxes reflecting the percentage of their working time devoted to the Project shall be included in Project Operating Costs, (k) any costs or expenses payable pursuant to the provisions of any reciprocal easement and maintenance agreement (or similar instrument or agreement) recorded against the Project either now or in the future including any owner’s association or similar fees, assessments or dues presently or hereafter established for the Project, including payments under any easement, CC&R’s, license, operating agreement, declaration, restrictive covenant, or other instrument relating to the sharing of costs, (1) amortization (including interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America as its reference rate plus three percentage points per annum) of the cost of acquiring or renting personal property used in the maintenance, repair, and operation of the Project, (m) reasonable reserves (it being acknowledged, that, among other amounts, any amount of reserves required by a Lender will be deemed reasonable), and (n) the cost of capital improvements or other costs including, without limitation, those which (1) are intended as a labor saving device or to effect other economies in the maintenance or operation of all or part of the Project, or (2) are required under any government law or regulation. All capital expenditures shall be amortized (including interest on the unamortized cost at the rate stated in subparagraph (I), above) over their useful life, as reasonably determined by Landlord’s certified public accountant. Notwithstanding the foregoing, the Project Operating Costs will exclude any Excluded Costs relating to the Project.

8.1.8. Tenant’s Share. “Tenant’s Share” means a fraction, the numerator of which is the total aggregate Rentable Square Feet in the Premises, and the denominator of which is the total aggregate Rentable Square Feet in the Building. As of the Lease Commencement Date, the Tenant’s Share will be l7.49%; subject to adjustment as a result of the verification of the Rentable Square Footages of the Premises and the Building pursuant to

Paragraph 7.4, above. If either the Premises or the Building arc expanded or reduced, Tenant’s Share shall be appropriately adjusted. Tenant’s Share for the Expense Year in which that change occurs shall be determined on the basis of the number of days during the Expense Year in which each such Tenant’s Share was in effect.

8.2. Adjustment of Operating Expenses. Operating Expenses shall be adjusted as follows:

8.2.1. Gross Up Adjustment When a Project Is Less Than Fully Occupied. If the occupancy of the total Rentable Square Footage of completed, partially occupied buildings within the Project during any part of any Expense Year (including the Base Year) is less than 95%, Landlord shall make an appropriate adjustment of the variable components of the Operating Expenses for that Expense Year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Project been 95% occupied. This amount shall be considered to have been the amount of Operating Expenses for that Expense Year. For purposes of this Paragraph 8.2, “variable components” include only those component expenses that are affected by variations in occupancy levels, such as water usage.

8.2.2. Adjustment When Landlord Adds Additional Buildings to the Project. If Landlord constructs additional buildings within the Project following the Base Year, Landlord shall make an appropriate adjustment to the Operating Expenses for the Base Year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred for the Base Year if such building had been complete and 95% occupied during the Base Year.

8.2.3. Adjustment When Landlord Does Not Furnish a Service to All Tenants. If, during any part of any Expense Year (including the Base Year), Landlord is not furnishing a particular service or work (the cost of which, if furnished by Landlord, would be included in Operating Expenses) to a tenant (other than Tenant) that has undertaken to perform such service or work in lieu of receiving it from Landlord, Operating Expenses for that Expense Year shall be considered to be increased by an amount equal to the additional Operating Expenses that Landlord would reasonably have incurred during such period if Landlord had furnished such service or work to that tenant.

8.2.4. Additional Costs. If due to a change in the types of costs being incurred by Landlord as Direct Expenses (such as, for example, the commencement or cessation of security services—but not a mere change in how a particular cost is handled—such as going from an in-house to an outside landscaping service), the Base Year Direct Expenses need to be adjusted to eliminate the effect of such change, Landlord shall reasonably adjust the Base Year Direct Expenses and notify Tenant of such change in writing. Furthermore, Landlord shall have the Tight to reasonably decrease the amount of the Base Year Direct Expenses for purposes of calculating Increased Direct Expenses (as defined below) to eliminate the effect of abnormally high costs, or unusual costs, of a particular type or types (such as, by way of example, abnormally high energy costs associated with the “energy crisis” of 2001) occurring during the Base Year

8.2.5. Common Areas. Landlord may elect to partition/separate portions of the Common Areas of the Project such that the Operating Costs associated with such partitioned Common Areas are allocated to particular buildings or parcels within the Project.

8.3. Tax Expenses.

8.3.1. Definition of Taxes and Tax Expenses. “Taxes” means and refers to all federal, state, county, or local government or municipal taxes, fees, charges, or other impositions of every kind or nature, whether general, special, ordinary, or extraordinary. Taxes include taxes, fees, and charges such as real property taxes, general and special assessments, transit taxes, leasehold taxes, and taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant), and personal property taxes imposed on Landlord’s fixtures, machinery, equipment, apparatus, systems, appurtenances, and other personal property used in connection with the Project or the Building, as the case may be. Notwithstanding the foregoing, the following shall be excluded from Taxes: (a) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal, state, and local income taxes, and other taxes applied or measured by Landlord’s general or net income (as opposed to rents, receipts, or income attributable to operations at the Building), and (b) personal property taxes attributable to property owned or installed by or for other tenants of the Project. “Tax Expenses” means the sum of all Taxes that are paid or incurred by Landlord because of or in connection with the ownership, leasing, and/or operation of the Project from time to time, except to the extent payable by Tenant or any other individual tenant of the Project pursuant to the provisions of such tenant’s lease.

8.3.2. Adjustment of Taxes. For purposes of this Lease, Tax Expenses for the Base Year shall be adjusted upon a reassessment of the Project resulting from the construction of a new building within the Project to increase the Base Year Tax Expenses amount by the amount of Tax Expenses attributable to such new building’s assessed value. Accordingly, during the portion of any Expense Year occurring after the Base Year, Tax Expenses shall he considered to be increased appropriately.

8.3.3. Tenant’s Direct Obligation Re: Taxes. Notwithstanding anything to the contrary contained herein, Tenant shall be solely responsible, as Additional Rent, for paying any portion of the Tax Expenses attributable to any portion of the TI Work (as defined in Exhibit “C”) costing in excess of the Allowance (as defined in Exhibit “C”) or attributable to any Alterations. Such Additional Rent will be payable within ten business days of written demand from Landlord.

8.4. Calculation and Payment of Direct Expenses. Tenant’s Share of the increased Direct Expenses for any Expense Year shall he calculated and paid as follows:

8.4.1. Calculation of Excess. If Direct Expenses for any Expense Year (other than the Base Year) ending or beginning within the Lease Term exceeds the amount of Direct Expenses applicable to the Base Year, Tenant shall pay as Additional Rent to Landlord an amount equal to Tenant’s Share of that excess, in the manner stated below.

8.4.2. Statement/Payment of Direct Expenses. Tenant shall pay to Landlord, on the first day of each calendar month during the Lease Term, commencing January 1, 2003, as Additional Rent, without notice, demand, offset, or deduction (except as provided below), an amount (“Tenant’s Monthly Payment”) equal to one-twelfth of Tenant’s Share of the amount by which the Direct Expenses for each Expense Year following the Base Year exceed the Base Year Direct Expenses (such excess being referred to herein as the “Increased Direct Expenses”), as estimated (and subsequently reconciled) by Landlord in the most recently delivered Estimated Statement (as defined below). Landlord intends to deliver to Tenant, prior to the commencement of each Expense Year following the Base Year during the Lease Term, a written statement (“Estimated Statement”) setting forth Landlord’s estimate of the Direct Expenses and Increased Direct Expenses allocable to the ensuing Expense Year, and Tenant’s Share of such Increased Direct Expenses. Landlord may, at its option, during any Expense Year, deliver to Tenant a revised Estimated Statement, revising Landlord’s estimate of the Direct Expenses and Increased Direct Expenses, in accordance with Landlord’s most current estimate. Within approximately 90 days after the end of each Expense Year during the Lease Term, Landlord intends to deliver to Tenant a written statement (“Actual Statement”) setting forth the actual Direct Expenses allocable to the preceding Expense Year. Tenant’s failure to object to Landlord regarding the contents of an Actual Statement, in writing, within 90 days after delivery to Tenant of such Actual Statement, shall constitute Tenant’s absolute and final acceptance and approval of the Actual Statement. If the sum of Tenant’s Monthly Payments actually paid by Tenant during any Expense Year exceeds Tenant’s Share of the actual Increased Direct Expenses allocable to such Expense Year, then such excess will be credited against future Tenant’s Monthly Payments, unless such Expense Year was the Expense Year during which the Lease Expiration Date occurs (the “Last Calendar Year”), in which event either (i) such excess shall be credited against any monetary default of Tenant under this Lease, or (ii) if Tenant is not in default under this Lease, then Landlord shall (within the time frame for returning Tenant’s Security Deposit) pay to Tenant such excess. If the sum of Tenant’s Monthly Payments actually paid by Tenant during any Expense Year is less than Tenant’s Share of the actual Increased Direct Expenses allocable to such Expense Year, then Tenant shall, within ten days of delivery of the Actual Statement, pay to Landlord the amount of such deficiency. Landlord’s delay in delivering any Estimated Statement or Actual Statement will not release Tenant from its obligation to pay any Tenant’s Monthly Payment or any such excess upon receipt of the Estimated Statement or the Actual Statement, as the case may be. The references in this Paragraph to the actual Increased Direct Expenses allocable to an Expense Year, shall include, if such Expense Year is the Last Calendar Year, the actual Increased Direct Expenses allocable to the portion of such year prior to the Lease Expiration Date, calculated on a pro rata basis, without regard to the date of a particular expenditure.

8.5. Landlord’s Books and Records. If Tenant disputes the amount of Additional Rent stated in an Actual Statement within 90 days of Tenant’s receipt thereof, Tenant may, upon at least five business days notice to Landlord, request an opportunity to inspect and audit Landlord’s records and supporting documentation regarding such Actual Statement. Such inspection and audit must be conducted by an independent certified public accountant within 180 days of the date Tenant received the Actual Statement, shall be at Tenant’s sole cost and expense (except as provided below), and Landlord shall, at its election, either provide copies of such records and supporting documentation to Tenant or make such records and supporting documentation available to Tenant for its inspection at Landlord’s business office during normal business hours. If Tenant fails to dispute the amount of Additional Rent stated in an Actual Statement within 90 days of Tenant’s receipt thereof, or Tenant’s audit fails to disclose a discrepancy in such Actual Statement within 180 days after Tenant’s receipt of the Actual Statement in question, then the Actual Statement will be deemed binding on Tenant. If it is determined as a result of Tenant’s timely audit of Landlord’s records (and Landlord’s certified public accountant’s concurrence therein) that Tenant was overcharged relative to the Direct Expenses, such overcharge shall entitle Tenant to a credit against its next payment of Direct Expenses in the amount of the overcharge plus, in the case of an overcharge exceeding three percent (3%) of the Direct Expenses, the reasonable third party costs of such audit (and if such credit occurs following the expiration of the Term, Landlord shall promptly pay the amount of such credit to Tenant). If it is determined as a result of Tenant’s timely audit of Landlord’s records (and Landlord’s certified public accountant’s concurrence therein), or otherwise, that Tenant was undercharged relative to the Direct Expenses, Tenant shall, within ten days of written demand, pay such undercharge to Landlord.

9. Utilities and Services.

9.1. Utility Costs. Tenant shall pay when due all bills for gas, water, electricity and other utilities used on the Premises on and after the Lease Commencement Date and through and including the date of expiration of this Lease. If separate utility meters are not already present serving the Premises, Tenant, at its own expense, shall install separate meters for the utilities used in the Premises, in compliance with the requirements of the utility suppliers or such meters will be installed at Tenant’s expense as part of Landlord’s Work. Landlord shall provide electrical service in connection with Common Area needs, such as lighting, as a Project Operating Cost.

9.2. Electricity. Landlord shall construct the Building with wiring, outlets, and systems sufficient to provide electrical current to the Premises for Project-standard ordinary and customary office uses. Tenant shall replace lamps, starters, and ballasts for all lighting fixtures within the Premises at Tenant’s sole expense.

9.3. Janitorial Service. Landlord shall provide five day per week ordinary and customary, basic janitorial services in and about the Premises consistent with other first class office buildings in the vicinity of the Building. Landlord shall not be required to provide janitorial services to above-Project-standard improvements installed in the Premises including but not limited to metallic trim, wood floor covering, glass panels, interior windows, kitchen/dining areas, executive washrooms, or shower facilities. Any janitorial services required by Tenant and provided by Landlord in excess of such ordinary and customary, basic janitorial services shall be separately paid for by Tenant, as Additional Rent, within ten days of written demand.

9.4. Over-Standard Tenant Use. Tenant shall not exceed the rated capacity of the Building’s electrical and other utility systems, which systems will be consistent in capacity with other first class office buildings built at or about the same time as the Building. In the event of any damage to any of the Project’s systems caused by Tenant’s use thereof in excess of ordinary and customary usage for a professional office, Tenant shall be responsible for all costs and expenses incurred by Landlord as a result of such over-use. In addition, if Tenant requires any utilities or services described in this Paragraph 9, which are to be provided by Landlord, in excess of the standard levels being provided by Landlord, or during hours other than Building Standard Operating Hours, Landlord shall have the right to impose reasonable restrictions on such usage and/or commercially reasonable charges therefor. The cost for heating and air conditioning during hours other than Building Standard Operating Hours will be $25.00) per hour (or portion thereof), subject to increase by Landlord over the Lease Term, including the Extension Term, if any.

9.5. Conduit and Wiring. Installation of all types of conduit and wiring exclusively serving the Premises (other than as part of Landlord’s Work), including but not limited to Tenant’s Work, is subject to the requirements of Paragraph 23, below, Exhibit “C,” and the Landlord’s reasonable approval of the location, manner of installation, and qualifications of the installing contractor. All such conduit and wiring will, at Landlord’s option, become Landlord’s property upon the expiration of the Term. Upon expiration of the Term, Landlord may elect to require Tenant to remove such conduit and wiring at Tenant’s expense and return the Premises and the Common Areas to their pre-existing condition. If Landlord constructs new or additional utility facilities, including without limitation wiring, plumbing, conduits, and/or mains, resulting from Tenant’s changed or increased utility requirements, Tenant shall on demand promptly pay (or advance) to Landlord the cost of such items as Additional Rent.

9.6. Utilities Generally. Tenant agrees that, except as provided below, Landlord will not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services) or for diminution in the quality or quantity of any service. Such failure, delay, or diminution will not constitute an eviction or a disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except that Tenant will be entitled to an equitable abatement of Rent for the period of such failure, delay, or diminution to the extent such failure, delay, or diminution is (i) is directly attributable to Landlord’s gross negligence or intentional misconduct, (ii) prevents Tenant from using, and Tenant does not use, the Premises or the affected portion thereof for the conduct of Tenant’s business operations therein, (iii) Tenant was using the Premises or such affected portion for the conduct of Tenant’s business operations immediately prior to the failure, and (iv) such failure, delay, or diminution continues for more than two consecutive business days (or ten business days in any twelve month period) after delivery of written notice of such failure, delay, or diminution from Tenant to Landlord. Landlord will not be liable, under any circumstances, for a loss of or injury to property or for injury to or interference with Tenant’s business, including loss of profits through, in connection with, or incidental to a failure to furnish any of the utilities or services under this Paragraph. Notwithstanding the foregoing, Landlord agrees to use reasonable efforts to promptly correct any such interruption of utilities or services. If any governmental authority having jurisdiction over the Project imposes mandatory controls, or suggests voluntary guidelines applicable to the Project, relating to the use or conservation of water, gas, electricity, power, or the reduction of automobile emissions, Landlord, at its sole discretion, may comply with such mandatory controls or voluntary guidelines and, accordingly, require Tenant to so comply. Landlord shall not be liable for damages to persons or property for any such reduction, nor shall such reduction in any way be construed as a partial eviction of Tenant, cause an abatement of Rent, or operate to release Tenant from any of Tenant’s obligations under this Lease, except as specifically provided in this Paragraph 9.6.

10. Maintenance.

10.1. Tenant’s Duties. Tenant shall, at its sole cost, maintain, repair, replace, and repaint, all in first class condition but subject to ordinary wear and tear, the interior of the Premises, all building systems exclusively serving the Premises and located within the Premises or the walls of the Premises, and any damage to the Premises or the Project resulting from the acts or omissions of Tenant or Tenant’s Invitees. Tenant shall maintain all communications conduit, equipment, and wiring serving the Premises, whether in the Premises or not (and specifically including all of Tenant’s Work and all wiring, equipment, and conduit located on the roof of the Building), regardless of the ownership of said conduit or wiring, subject to Landlord’s reasonable approval of Tenant’s maintenance/repair contractor and manner of maintenance/repair. If Tenant fails to maintain, repair, replace, or repaint any portion of the Premises or the Project as provided above then following ten days’ written notice thereof to Tenant, Landlord may, at its election, maintain, repair, replace, or repaint any such portion of the Premises or the Project and Tenant shall promptly reimburse Landlord, as Additional Rent, for Landlord’s actual cost thereof plus a supervisory fee in the amount of ten percent (10%) of Landlord’s actual cost. Notwithstanding the foregoing, if following Tenant’s payment (or performance) of its obligations under this Paragraph, Landlord receives payment from an insurer for such work, Tenant will be entitled to receive such proceeds (after Landlord has first been fully reimbursed for its costs and expenses relative thereto including Landlord’s costs and expenses in obtaining such proceeds) to the extent Tenant previously paid or incurred third party costs relative thereto.

10.2. Landlord’s Duties. Landlord shall, as a part of the Operating Expenses, maintain, repair, replace, and repaint, all in good order and condition, consistent with other first-class office buildings in the vicinity of the Building, the Common Areas and all portions of the interior and exterior of the Building and any other buildings in the Project (including, without limitation, all electrical, mechanical, plumbing, fire/life safety, and other building systems), except to the extent of Tenant’s obligations as set forth in Paragraph 10.1, above. Landlord’s failure to perform its obligations set forth above will not release Tenant of its obligations under this Lease, including without limitation Tenant’s obligation to pay Rent. Tenant waives the provisions of California Civil Code Section 1942 (or any successor statute), and any similar principles of law with respect to Landlord’s obligations for tenant ability of the Premises and Tenant’s right to make repairs and deduct the expense of such repairs from rent. If Landlord fails to perform any of its repair and maintenance obligations under this Paragraph 10.2 and such failure materially and adversely impairs Tenant’s ability to use and occupy the Premises for the Permitted Use, Tenant will have the right, to perform such repairs and/or maintenance to the extent necessary to enable Tenant to resume its use and occupancy of the Premises. Notwithstanding the foregoing, prior to exercising such right, Tenant must, except as provided below in connection with an emergency, have given Landlord at least 30 days’ prior written notice of the nature of the problem and Tenant’s intention to exercise its rights under this Paragraph if such matter is not resolved within such 30-day period; provided, however, if the nature of the matter giving rise to such repair or maintenance obligation will reasonably require more than 30 days to remedy and Landlord is proceeding with due diligence to remedy such matter, then such 30 day period will be extended for such additional time as may be necessary for Landlord to complete such repairs or maintenance. Notwithstanding the preceding sentence, in the case of an emergency which poses an imminent threat of death, injury, or severe damage to persons or property, the required notice from Tenant may be provided orally rather than in writing and for such shorter period of time (i.e. less than 30 days) as Tenant, in the exercise of its reasonable judgment deems appropriate under the exigent circumstances (however, at a minimum, Tenant shall at least contact Landlord telephonically prior to commencing such work so that Landlord may, at its election, make arrangements to handle such emergency itself). If Landlord fails to fulfill its repair and maintenance obligations under this Paragraph, and as a result thereof Tenant exercises the foregoing right to correct such matter, then Landlord shall reimburse Tenant for the reasonable third-party costs incurred by Tenant to complete such repairs and/or maintenance within 30 days after receipt of Tenant’s written demand therefor, together with copies of the paid invoices evidencing the costs so incurred. Any such repairs or maintenance performed by Tenant, as permitted herein, must be performed in a good and workmanlike manner by licensed contractors. If Landlord objects to the repairs and/or maintenance performed by Tenant or the expenses incurred by Tenant in performing such work, or Landlord disputes its obligation therefor, Landlord shall deliver written notice of its objection to Tenant within 30 days after Landlord’s receipt of Tenant’s invoice evidencing the expenses incurred by Tenant. Landlord’s notice shall set forth in reasonable detail Landlord’s reasons for its objection. If Tenant and Landlord are unable to resolve such dispute within 30 days thereafter, the matter may be submitted to arbitration before the AAA (or its successor) by either party and the decision of the arbitrator will he binding on both parties with the cost of such arbitration being split evenly by the parties and each party bearing its own attorneys’ fees and costs. Under no circumstances may Tenant offset any amount it is owed by Landlord pursuant to this Paragraph (or otherwise) against any Rent obligation under this Lease unless (i) the amount so owed has been determined by arbitration in accordance with this Paragraph, and (ii) Landlord has failed to pay the amount determined owing by the arbitrator within 20 days of the arbitrator’s determination.

11. Parking/Fitness Facility.

11.1. General Parking Rights. Subject to the remaining provisions of this Paragraph 11, Landlord grants to Tenant (for the benefit of Tenant and Tenant’s Invitees) the right to the non exclusive use of the parking area within the boundaries of and serving the Project (the “Parking Area”). Tenant’s use of the Parking Area shall be without charge throughout the Initial Lease Term, but will be subject to such reasonable, non-discriminatory rules as Landlord may, in its sole discretion, adopt from time to time with respect to the Parking Area, including without limitation (i) rules providing for the payment of charges or fees by users of the Parking Area (excluding Tenant during the Initial Lease Term) and in such event the charges or fees shall be deemed Additional Rent, (ii) rules limiting tenants of the Project (including, without limitation, Tenant) to the use of, or excluding the use of, certain parking spaces or certain portions of the Parking Area, in order to maintain the availability of accessible parking spaces for clients, guests, and invitees of tenants of the Project, and (iii) rules limiting tenants of the Project (including without limitation Tenant) to the use of a restricted number of parking spaces or a restricted area. Notwithstanding anything to the contrary in this Paragraph, Landlord may, at its election, construct improvements upon or otherwise alter in any manner the Parking Area, provided that Landlord makes parking available to Tenant elsewhere within the Project (or within a reasonable distance from the Premises) that is equal to or greater than the applicable ratio described in Paragraph 11.2, below. Landlord reserves the right to grant certain tenants in the Project the exclusive right to park in specified areas of the Parking Area, to the exclusion of all other tenants. Tenant acknowledges that the exercise of the rights reserved to Landlord under this Paragraph may result in a decrease in the number of parking spaces available to Tenant and Tenant’s Invitees, and no such decrease shall affect Tenant’s obligations under this Paragraph or entitle Tenant to any abatement of Rent, provided the applicable parking ratio described in Paragraph 11.2, below, is maintained or exceeded.

11.2. Parking Ratios. As of the Commencement Date (and subject to temporary interruptions in connection with Landlord’s continued development of the Project, as provided below), the parking ratio within the Project applicable to Tenant will be approximately four spaces per 1,000 Usable Square Feet (“USF”) of space within the Premises. The foregoing (4:1,000 USF) parking ratio includes all spaces within the Project, including covered, uncovered, reserved, unreserved, handicap, and visitor parking spaces. Tenant’s allocated spaces will consist of all surface parking.

11.3. Fitness Facility. Landlord shall maintain a fitness facility, including shower and locker facilities (the “Fitness Facility”) within the Project throughout the Term of this Lease (subject to temporary closures for maintenance, repair, and/or rebuilding, or similar causes). Tenant’s employees shall have the right to use such Fitness Facility subject to such reasonable rules and regulations as Landlord may establish (and post) for such Fitness Facility including, without limitation, rules regarding hours of operation. In addition, Landlord reserves the right to exclude any person from the use of such Fitness Facility for any good faith reason, such as, without limitation, for misuse of the equipment or facilities of the Fitness Facility, failure to observe Landlord’s rules and regulations relating to the Fitness Facility, or unreasonable disturbance of the quiet enjoyment of the Fitness Facility by others. Any breach by Tenant’s employees of Landlord’s rules and regulations, or Landlord’s decision to exclude an individual from further use of the Fitness Facility will constitute a default hereunder by Tenant.

11.4. Parking/Fitness Facility Charges. Tenant will not be charged any fee for Tenant’s Parking rights or Tenant’s use of the Fitness Facility at any time during the Term of this Lease.

12. Signs.

12.1. General Signage Conditions. Landlord may at any time change the name of either or both of the Building and/or the Project and install, affix, and maintain all signs on the exterior and interior of the Building and other buildings within the Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not have or acquire any property right or interest in the name of the Building or the Project. Subject to Tenant’s signage rights under Paragraph 12.2, below, Tenant may not place, construct, or maintain any sign, advertisement, awning, banner, or other exterior decoration (collectively, “sign”) in the Premises which is visible from the exterior of the Premises, or on the Building or any other portion of the Project, without Landlord’s prior written consent. Any sign that Tenant is permitted by Landlord to place, construct, or maintain in the Premises or on the Building or the Project (including pursuant to Paragraph 12.2, below) must comply with Landlord’s sign criteria applicable to the Project, including, without limitation, criteria relating to size, color, shape, graphics, and location (collectively, the “Sign Criteria”), and shall comply with all applicable laws, ordinances, CC&R’s (or similar recorded instruments), rules, or regulations, and Tenant shall obtain any approvals required by such laws, ordinances, CC&R’s (or similar recorded instruments), rules, and regulations. Landlord makes no representation or warranty with respect to Tenant’s ability to obtain any such approval. Tenant shall, at Tenant’s sole cost, make any changes to any sign, whether in the Premises or on the Building, as required by any new or revised applicable laws, ordinances, rules, or regulations. Tenant shall, additionally, maintain, repair, and replace all of Tenant’s signs (including, specifically, those installed pursuant to Paragraph 12.2, below) in first class condition. Nothing contained in this Paragraph 12 will limit the Landlord’s right to grant signage rights to other tenants of the Building, or to affect the signage rights of any tenant of the Building.

12.2. Tenant’s Individual Signage Rights. Subject to compliance with the requirements of Paragraph 12.1, above, Tenant is hereby granted the following signage rights in/on the Building and at the Project.

12.2.1. Directory/Suite Signage. The Building will be provided, at Landlord’s expense, with a Project-standard lobby directory sign. Tenant shall be entitled to be listed on such sign.

12.2.2. Single Tenant Floor. Throughout any period of time during the Term that the Premises comprise or include an entire floor(s) of the Building, Tenant may, at Tenant’s sole expense, install identification signs (including its logo) in the elevator lobby(ies) of such entire floor(s) comprising the Premises, subject to the following requirements: (i) Tenant must obtain Landlord’s and any applicable governmental entity’s prior written approval for such signs (including all required permits); (ii) all signs must be in keeping with the quality, design, and style of the Building; and (iii) no such sign may be visible from the exterior of the Building. Landlord agrees that it will not unreasonably withhold its consent to any such sign.

12.2.3. Exterior Signage. Tenant may not, at any time, have any sign on the exterior of the Building or elsewhere outside the Building except as allowed by this Paragraph 12.2.3. During such time as Tenant continues to occupy at least fifty percent (50%) of the original Rentable Area of the Premises (i.e. no more than 50 percent has been assigned, sublet, or recaptured by Landlord), Tenant shall have the right to install and maintain one (1) exterior building top sign with the name of Tenant. Such signage right is not exclusive to Tenant. If the condition to Tenant’s signage rights set forth in the preceding sentence is not met or fails to be satisfied at anytime during the Term, then upon written notice to Tenant from Landlord, Tenant’s exterior signage rights shall terminate and Landlord may, at its election, remove such signage or, alternatively, Landlord may require Tenant to remove such signage. If Tenant subsequently cures such condition and is not otherwise in default under this Lease, Tenant may replace such signage at its sole expense, provided that such signage still complies with the Current Sign Criteria and other applicable laws. Such sign shall be fabricated, installed, maintained, and repaired at Tenant’s sole expense and Tenant shall be solely responsible for the costs of illuminating such signs, if applicable. Tenant shall pay for the cost of removing such signage upon the expiration of the Term or earlier termination of this Lease or the termination of Tenant’s exterior signage tights pursuant to this paragraph and Tenant shall repair any damage caused by such removal. The signage rights granted pursuant to this paragraph shall be personal to Tenant and not subject to assignment or other transfer by Tenant.

13. Rules, Regulations, and Covenants. Tenant shall observe (and shall cause Tenant’s Invitees to observe) faithfully and comply strictly with any rules and regulations which Landlord may from time to time adopt for the Project (and provide Tenant with a copy of), as well as any recorded easement agreements, maintenance agreements, CC&R’s, or like instruments affecting the Building and/or the Project, whether now existing or hereafter adopted or amended from time to time (all of the foregoing, collectively, “Rules”). Landlord has no duty or obligation to enforce any Rule against any other tenant, and Landlord will not be liable to Tenant for violation of any Rule by any other tenant, or any other tenant’s agents, employees, officers, independent contractors, customers, invitees, visitors, or licensees. Tenant acknowledges that Landlord reserves the right, from time to time, to enter into leases or other agreements by which Landlord agrees to restrict the use of all or any portion of the Project (including the Premises) from certain uses. All such leases and other agreements, whether now existing or entered into in the future, shall be binding upon Tenant and in no event shall Tenant utilize the Premises for any use so prohibited; provided, however, no such restriction may prevent Tenant from using the Premises for the Permitted Use.

14. Early Access/Insurance. If prior to the Rent Commencement Date Tenant is planning to (and permitted by Landlord to—see attached Addendum and Exhibit “C”) make any Alterations (as defined below) to the Premises, perform any of the Tenant’s Work, or install any of Tenant’s personalty, then in addition to complying with the provisions of attached Exhibit “C,” (i) Tenant shall, at Tenant’s sole cost, prior to first entering onto the Project, obtain and thereafter at all times maintain (a) “Builder’s Risk” or “Course of Construction” insurance with respect to such work reasonably satisfactory to Landlord, and (b) all of the insurance to be maintained by Tenant during the Term, and (ii) the Term, and all obligations of Tenant under the provisions of this Lease other than those relating to the obligation to pay Rent, shall be operative. Any work pursuant to this Paragraph shall be subject to all of the provisions of Paragraph 23, below. Nothing in this Paragraph shall be construed as granting permission to Tenant to enter the Premises, or to make any Alterations, prior to the Lease Commencement Date and no such right shall exist unless specified in Exhibit “C” or agreed to by Landlord in its sole discretion.

15. Plate-Glass Insurance. Tenant shall at its sole cost maintain, full coverage plate glass insurance on the Premises, under which Landlord and any lender holding a security interest in the Project (“Lender”) shall be named as additional insureds.

16. Public Liability and Property Damage Insurance. Throughout the Lease Term, Tenant shall, at Tenant’s sole cost, maintain commercial general liability and property damage insurance (i) with a combined single limit of liability of not less than $2,000,000,00, (ii) insuring (a) against all liability of Tenant and Tenant’s Invitees arising out of or in connection with Tenant’s use or occupancy of the Premises, including, without limitation, Tenant’s use, maintenance, repair, and replacement of systems and equipment either contained within the Premises or in air spaces, walls, roof areas, or other portions of the Building or the Project and which exclusively serve the Premises, and (b) performance by Tenant of the indemnity provisions set forth in this Lease, (iii) naming Landlord, its agent, and any Lender as additional insureds, for claims arising out of Tenant’s negligence, (iv) containing cross liability endorsements, and (v) which includes products liability insurance (if Tenant is to sell merchandise or other products derived, assembled, or produced from the Premises). Not more frequently than once every two years, if in the commercially reasonable opinion of Landlord, the amount of such insurance at that time is not adequate, Tenant shall increase such insurance as reasonably required by Landlord. In addition to the foregoing, throughout the Lease Term, Tenant shall maintain (and provide Landlord with proof of) workers compensation insurance in at least the statutorily required amount.

17. Fire and Extended Coverage Insurance. Tenant shall, at Tenant’s sole cost, maintain on Tenant’s Alterations and Tenant’s Personal Property (as defined below) a policy of standard tire and extended coverage and special form insurance, with vandalism and malicious mischief endorsements, and sprinkler damage coverage, in each case to the extent of at least 100 percent of full replacement value, and issued in the name of Tenant—with Landlord, Landlord’s Lender, and Landlord’s designated agent named as loss payees, as respects their interests in any insurance settlement. Such “full replacement value” shall be determined by the company issuing such policy at the time the policy is initially obtained. Not more frequently than once every two years, either Landlord or Tenant may, at its election, notify the other that it elects to have the replacement value redetermined by an insurance company. Such redetermination shall be made promptly and in accordance with the rules and practices of the Board of Fire Underwriters, or a like board recognized and generally accepted by the insurance company, and Landlord and Tenant shall be promptly notified of the results by the insurance company. Such policy shall be promptly adjusted according to such redetermination. The foregoing casualty insurance may be maintained under blanket policies so long as there is no diminution in the quality or availability of the required coverage.

18. Business Interruption Insurance. Tenant shall obtain and maintain, throughout the Term, business interruption insurance in amounts sufficient to reimburse Tenant for direct or indirect costs and loss of income attributable to all events/perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Project as a result of such events/perils or otherwise. The requirement to carry such business interruption insurance shall not apply to the Tenant originally named under this Lease.

19. Insurance Generally. If Tenant fails during the Term to maintain any insurance required to be maintained by Tenant under this Lease (or is within 48 hours of such a failure), then Landlord may, at its election, arrange for any such insurance, and Tenant shall reimburse Landlord, as Additional Rent, for any premiums for any such insurance within ten business days after Tenant receives a copy of the premium notice. Insurance required to be maintained by Tenant under this Lease shall be in form and content reasonably satisfactory to Landlord and its Lender and (i) shall be issued as a primary policy, by insurance companies authorized to do business in the state in which the Project is located with a Best’s Rating of at least “A-” and a Best’s Financial Size Category rating of at least “X,” as set forth in the most current edition of “Best’s Insurance Reports” (unless otherwise approved by Landlord), or such higher rating as may be required by any Lender, (ii) shall consist of “occurrence” based coverage, without provision for subsequent conversion to “claims” based coverage, (iii) shall not be cancelable or subject to reduction of coverage or other modification except after 30 days’ prior written notice to Landlord and any Lender, and (iv) shall not provide for a deductible or co-insurance provision in excess of $5,000.00. Tenant shall, at least 30 days prior to the expiration of each such policy, furnish Landlord with a certificate of insurance evidencing the existence of a renewed or extended policy. Notwithstanding the foregoing, clause (iv) above shall not apply to the Tenant originally named in this Lease. Tenant shall promptly, upon request, deliver to Landlord copies of such policy or policies or (if acceptable to Landlord’s Lender) certificates evidencing the existence and amounts of such insurance together with evidence of payment of premiums.

20. Waiver of Subrogation. Tenant releases Landlord and Landlords guests, invitees, customers and licensees (collectively, “Landlord’s Invitees”) from all claims for damage, loss, or injury to Tenant’s Personal Property and to the systems, equipment, fixtures, personalty, and Alterations of Tenant in or on the Premises and the Project to the extent such damage, loss, or injury is covered by any insurance policies carried by Tenant and in force at the time of such damage. Tenant shall cause all insurance policies obtained by it pursuant to this Lease to provide (if such provision is generally commercially available) that the insurance company waives all right of recovery by way of subrogation against Landlord in connection with any damage, loss, or injury covered by such policy. Landlord releases Tenant and Tenant’s Invitees from all claims for damage, loss, or injury to Tenant’s Personal Property and to the systems, equipment, fixtures, and Alterations of Tenant in or on the Premises and the Project to the extent such damage, loss, or injury is covered by any insurance policies carried by Landlord and in force at the time of such damage. Landlord shall cause all insurance policies obtained by it pursuant to this Lease to provide (if such provision is generally commercially available) that the insurance company waives all rights of recovery by way of subrogation against Tenant in connection with any damage, loss, or injury covered by such policy.

21. Landlord’s Insurance. Landlord shall maintain (in addition to such other coverages which Landlord elects to maintain or which its Lender might require) the following insurance, in such amounts and with such limits as Landlord shall determine in its reasonable discretion: (i) public liability insurance (in an amount not less than $2,000,000.00); (ii) fire and extended coverage (all risk or special form) insurance; and (iii) boiler and machinery insurance, if applicable. The premiums, costs, expenses, co-insurance payments, and deductibles (or similar costs or charges) of and/or with respect to any insurance maintained from time to time by Landlord (all of the preceding, collectively, “Insurance Expenses”) shall constitute Operating Expenses. Any such coverage may be part of an umbrella or blanket policy, whereupon the premiums, costs, and expenses hereof will be reasonably apportioned between the Project and the other properties so included under such policy(ies).

22. Personal Property Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges that are levied or assessed against, or based upon the value of, Tenant’s personal property installed or located in or on the Premises including without limitation trade fixtures, furnishings, equipment, Alterations, and inventory (collectively, “Tenant’s Personal Property”). On written demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of such payments. If any such taxes, assessments, license fees, and/or other charges are levied against Landlord or Landlord’s property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant’s Personal Property, and if Landlord pays such taxes, assessments, license fees, and/or other charges or any taxes based on the increased assessments caused by Tenant’s Personal Property, then Tenant, on demand, shall immediately reimburse Landlord, as Additional Rent, for the sum of such taxes, assessments, license fees, and/or other charges so levied against Landlord, or the proportion of taxes resulting from such increase in Landlord’s assessment. Landlord may, at its election, pay such taxes, assessments, license fees, and/or other charges or such proportion, and receive such reimbursement, regardless of the validity of the levy.

23. Alterations. Tenant shall not make any alterations, improvements, additions, installations, or changes of any nature in or to the Premises (any of the preceding, “Alterations”) unless Tenant first obtains Landlord’s written consent to such Alteration and otherwise complies with the provisions of this Paragraph 23; provided, however, no such consent will be required in connection with any Minor Alterations (as defined below).

23.1. Request for Consent. At least 15 days prior to making any Alterations, Tenant shall submit to Landlord, in written form, proposed detailed plans of such Alterations, which plans must (i) in the case of a Minor Alterations, be in sufficient detail to, among other things, provide Landlord with reasonable evidence that such Alterations are of a nature that Landlord’s consent is not required, and (ii) in the case of any other Alterations, in sufficient detail to allow Landlord and its consultants to fully evaluate the proposed Alterations and their affect upon the Premises and the Project. Landlord will not unreasonably withhold, condition, or delay its consent to any Alterations for which consent is required; except that, in the case of exterior Alterations or Alterations which will be visible from outside the Premises or which will affect any structural components of the Project, Landlord shall have the right to grant or withhold its consent in the exercise of its sole discretion.

23.2. Minor Alterations. Notwithstanding anything to the contrary contain herein, minor, interior cosmetic Alterations such as painting, wall papering, carpeting or hanging pictures or moving furniture and temporary partitions or cubicles (the aggregate cost of which will not exceed $20,000.00, and which Alterations will not be visible from outside the Premises or affect any structural components of the Project) will not require Landlord’s prior consent so long as (i) Tenant notifies Landlord in writing of the nature and extent of such Alterations at least 15 days before commencing such Alterations (which information must have sufficient detail to, among other things, provide landlord with reasonable evidence that such Alterations are of a nature that Landlord’s consent is not required), and (ii) Tenant complies with all reasonable conditions which may be imposed by Landlord including, but not limited to, the requirements of Paragraph 23.3, below, Landlord’s selection of specific contractors or construction techniques and the requirements of the attached Exhibit “C.” Any Alterations meeting the foregoing requirements to avoid the necessity of obtaining Landlord’s consent are referred to herein as a “Minor Alterations”).

23.3. Additional Requirements. Tenant shall, prior to the commencement of any Alterations, and at Tenant’s sole cost, (i) acquire (and deliver to Landlord a copy of) any required permit from the appropriate governmental agencies to make such Alterations (any conditions of which permit Tenant shall comply with, at Tenant’s sole cost, in a prompt and expeditious manner), (ii) provide Landlord with ten business days’ prior written notice of the date the installation of the such Alterations is to commence, so that Landlord can post and record an appropriate notice of non-responsibility, (iii) pay Landlord the reasonable costs and expenses of Landlord for architectural, engineering, or other consultants which reasonably may be incurred by Landlord in determining whether to approve any such Alterations (excluding Minor Alterations), and (iv) if applicable, obtain (and deliver to Landlord proof of) reasonably adequate workers compensation insurance with respect to any of Tenant’s employees installing or involved with such Alterations (which insurance Tenant shall maintain on an occurrence basis in force-until completion of the Alterations), In addition, Tenant shall comply with all reasonable conditions which may be imposed by Landlord relative to such Alterations including, but not limited to, Landlord’s selection of specific contractors or construction techniques and the requirements of the attached Exhibit “C.”

23.4. Ownership of Alterations. All Alterations shall, upon the Expiration Date of this Lease, become the property of Landlord and shall remain on and be surrendered with the Premises on the Expiration Date; except that, Landlord may, at its election, require Tenant to remove any or all of the Alterations, provided that Landlord notifies Tenant in writing of such requirement prior to Tenant’s commencement of the Alterations. If Landlord so elects to have the Alterations removed, Tenant shall, at its sole cost, on or before the Expiration Date, repair and restore the Premises to the condition of the Premises prior to the installation of the Alterations which are to be removed. Tenant shall pay all costs for Alterations and other construction done or caused to be done by Tenant and Tenant shall keep the Premises free and clear of all mechanics’ and materialmen’s liens resulting from or relating to any Alterations or other construction. Tenant may, at its election, contest the correctness or validity of any such lien provided that (a) within 20 days after written demand by Landlord, Tenant procures and records a lien release bond, issued by a corporation satisfactory to Landlord and authorized to issue surety bonds in California, in an amount equal to 150 percent of the amount of the claim of hen, which bond meets the requirements of California Civil Code Section 3143 or any successor statute, and (b) Landlord may, at its election, require Tenant to pay Landlord’s attorneys’ fees and costs incurred in participating in such an action.

24. Surrender of Premises and Holding Over. On the Expiration Date, Tenant shall surrender to Landlord the Premises and all Alterations (except for Alterations that Tenant is obligated to remove as expressly set forth above) in a first class and clean condition, less any normal wear and tear, free of trash and debris including cleaning of all flooring; all walls shall be patched and painted; all signage installed by Tenant on any portion of the Buildings or Project shall be removed and the surfaces repaired, including restoration of the signage mounting surfaces to their pre-existing condition; all sign circuits, electrical circuits, and lighting fixtures shall be in good operating condition; all roof penetrations arising from Tenant’s occupancy of the Premises shall be in a watertight condition; and all doors, windows, locks, and hardware shall be in operable condition upon the termination of this Lease. Tenant shall additionally, as of the Expiration Date, remove all of Tenant’s Personal Property and perform all repairs and restoration required by the removal of any Alterations or Tenant’s Personal Property, and Tenant shall surrender to Landlord all keys to the Premises (including without limitation any keys to any exterior or interior doors). Landlord may elect to retain or dispose of in any manner any Alterations or Tenant’s Personal Property that Tenant does not remove from the Premises on the Expiration Date as required by this Lease by giving written notice to Tenant. Any such Alterations or Tenant’s Personal Property that Landlord elects to retain or dispose of shall immediately upon notice to Tenant vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such Alterations or Tenant’s Personal Property. Tenant will be liable to Landlord for Landlord’s costs for storing, removing (including related restoration work), or disposing of any such Alterations or Tenant’s Personal Property. If Tenant fails to surrender the Premises to Landlord on the Expiration Date in the condition required by this Paragraph, Tenant shall indemnify, defend, and hold Landlord harmless from and against all liabilities, damages, losses, costs, expenses, attorneys’ fees, and claims resulting from such failure, including without limitation any claim for damages made by a succeeding tenant. If Tenant, with Landlord’s consent, remains in possession of the Premises after the Expiration Date, such possession by Tenant shall be deemed to be a month to month tenancy terminable on 30 days’ written notice given at any time by Landlord or Tenant. During any such month to month tenancy, or any other holdover tenancy which is without Landlord’s consent, Tenant shall pay, as Basic Monthly Rent, 150 percent of the Basic Monthly Rent in effect immediately prior to the Expiration Date; which rental amount Tenant acknowledges is fair and reasonable under all of the facts and circumstances existing as of the date of this Lease. All provisions of this Lease except for those pertaining to Term shall apply to any such tenancy.

25. Default. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (each an “Event of Default”):

25.1. The abandonment (as defined in the California Civil Code 1951.3) of the Premises by Tenant.

25.2. Tenant’s failure to make any payment of Rent (including late charges) as and when due, and such failure continuing for more than three (3) days after written notice from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under applicable unlawful detainer statutes. No grace period prior to the imposition of a late charge pursuant to Paragraph 27, below, shall extend the date when such Rent is due and payable.

25.3. Tenant’s failure to observe or perform any of the provisions of this Lease to be observed or performed by Tenant, other than described in the preceding two paragraphs, where such failure shall continue for a period of ten days after written notice of such failure from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required wider applicable unlawful detainer statutes; and provided further, that if the nature of Tenant’s default is such that more than ten days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commenced such cure within such ten-day period and thereafter diligently prosecutes such cure to completion within 60 days after Landlord’s written notice. Such written notice will be deemed to satisfy the statutory 30- day notice requirements of applicable unlawful detainer statutes and will be in lieu thereof (and not in addition thereto). Tenant acknowledges that Landlord only agreed to the inclusion of such notice requirement on the condition that such notice would constitute the legally required notice following a default and Tenant waives any claim, counterclaim, or defense to any action relating to an unlawful detainer on the basis that such notice, was insufficient to meet such statutory notice requirement or was in any other manner defective, and Tenant agrees that it will be estopped from raising any such argument in any action by Landlord.

25.4. The making by Tenant of any general arrangement or assignment for the benefit of creditors; Tenant’s becoming bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. Section 101, or any successor statute (unless, in the case of a petition filed against Tenant, such petition is dismissed within 60 days after its original filing); the institution of proceedings under the bankruptcy or similar laws in which Tenant is the debtor or bankrupt; the appointing of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease (unless possession is restored to Tenant within 60 days after such taking); the attachment, execution, or judicial seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease (unless such attachment, execution, or judicial seizure is discharged within 60 days after such attachment, execution, or judicial seizure); or, if Tenant is a partnership or consists of more than one person or entity, any partners of the partnership or any such other person or entity becoming bankrupt or insolvent or making a general arrangement or assignment for the benefit of creditors.

26. Landlord’s Remedies. Landlord shall have the following remedies if Tenant commits an Event of Default under this Lease. These remedies are not exclusive, but are cumulative and in addition to any remedies provided elsewhere in this Lease or now or later allowed by law.

26.1. Continuation of Lease. No act by Landlord shall terminate Tenant’s right to possession unless Landlord notifies Tenant in writing that Landlord elects to terminate Tenant’s right to possession. As long as Landlord does not terminate Tenant’s right to possession, Landlord may (i) continue this Lease in effect, (ii) continue to collect Rent when due and enforce all the other provisions of this Lease, and (iii) enter the Premises and relet them, or any part of them, to third parties for Tenant’s account, for a period shorter or longer than the remaining Term of this Lease. Tenant shall immediately pay to Landlord all costs Landlord incurs in such reletting, including, without limitation, brokers’ commissions, attorneys’ fees, advertising costs, and expenses of remodeling the Premises for such reletting. The panics agree that Landlord is to have the remedy described in California Civil Code Section 1951.4 (which effectively provides that a lessor may continue a lease in effect after the lessee’s breach and recover rent as it becomes due), and the Tenant hereby acknowledges that this Lease meets the requirements of such statutory provision and that Tenant’s rights to sublet or assign hereunder are subject only to reasonable limitations.

26.2. Rent from Reletting. If Landlord elects to relet all or any portion of the Premises as permitted above, rent that Landlord receives from such reletting shall be applied to the payment of, in the following order and priority, (i) any indebtedness from Tenant to Landlord other than Rent due from Tenant, (ii) all costs incurred by Landlord in such reletting, and (iii) Rent due and unpaid under this Lease. After applying such payments as referred to above, any sum remaining from the rent Landlord receives from such reletting shall be held by Landlord and applied in payment of future Rent as it becomes due under this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord unless and until all obligations of Tenant under this Lease, including all future obligations, are satisfied in full.

26.3. Termination of Tenant’s Right to Possession. Landlord may terminate Tenant’s right to possession of the Premises at any time, by notifying Tenant in writing that Landlord elects to terminate Tenant’s right to possession. Such written notice will result in the immediate termination of this Lease upon the date such right of possession is terminated. Upon termination of this Lease, Landlord has the right to recover from Tenant (i) the worth at the time of the award of the unpaid Rent which had been earned at the time of such termination, (ii) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after such termination until the time of award exceeds the amount of such loss of Rent that Tenant proves could have been reasonably avoided, (iii) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award (had there been no such termination) exceeds the amount of such loss of Rent that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or in the ordinary course of things would be likely to result therefrom. The “worth at the time of the award” of the amounts referred to in clauses (i) and (ii) above is to be computed by allowing interest at the Default Rate. The “worth at the time of the award” of the amount referred to in clause (iii) above is to be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent.

26.4. Landlord’s Right to Cure Default. Landlord, at any time after Tenant commits an Event of Default, may cure such Event of Default at Tenant’s sole cost. If Landlord at any time, by reason of Tenant’s default or breach, pays any sum or does any act that requires the payment of any sum, such sum shall be due immediately from Tenant to Landlord at the time such sum is paid, along with a supervisory fee in the amount of ten percent (10%) of such amount so expended by Landlord, and shall be deemed Additional Rent under this Lease. If Tenant fails to timely pay any amount due under this Paragraph within ten business days of receipt of Landlord’s invoice for such costs, then (without curing such default) interest at the Default Rate shall accrue (and be immediately payable) on such overdue amount until it is paid.

26.5. Enforcement Costs. All costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees, whether or not any action is commenced by Landlord, shall be paid by Tenant to

Landlord upon demand. If Tenant fails to timely pay any amount due under this Paragraph, then (without curing such default) interest at the Default Rate shall accrue (and be immediately payable) on such overdue amounts until it is paid.

27. Interest and Late Charges. Late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be impracticable or extremely difficult to fix. Such costs include, without limitation, processing, collection and accounting charges, and late charges that may be imposed on Landlord by the terms of any deed of trust covering the Premises. Therefore, if any Rent (in the form of good funds) is not received by Landlord within ten days of its due date, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord an additional sum of five percent (5%) of such overdue amount as a late charge. Such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and therefore this Paragraph is reasonable under the circumstances existing at the time this Lease is made. Acceptance of such late charge by Landlord shall not constitute a waiver or cure of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease. In addition to the late charge payable by Tenant, as provided above, if any such Rent is not paid within 30 days of the date such Rent was due, then Tenant shall pay to Landlord interest on such overdue Rent (from such 30th day until all amounts, including interest, are paid in full) at the rate of seven percent (7%) above the “reference rate” announced from time to time by Bank of America, NT&SA (the “Default Rate”). If such reference rate ceases to be announced, then a comparable “prime rate” shall be utilized, as selected by Landlord.

28. Landlord Default - Tenant’s Remedies. If Landlord fails to cure a default by Landlord within any applicable cure period (or if no cure period is specified, then within 15 days of written notice from Tenant setting forth the nature of the claimed default; provided, however, if the nature of the cure of such default will reasonably require more than 15 days to complete and Landlord is proceeding with due diligence to remedy such matter, then such 15 day period will be extended for such additional time as may be necessary for Landlord to complete such cure), Tenant may, as Tenant’s sole remedy, either: (i) terminate this Lease at any time prior to Landlord’s cure of such default by 30 days’ written notice to Landlord (during which period such default is still not cured), in which event Landlord’s liability for damages will survive Such termination, or (ii) remedy such default, whereupon Landlord shall reimburse Tenant for the reasonable third-party costs incurred by Tenant to remedy such default within 30 days after receipt of Tenant’s written demand therefor, together with copies of the paid invoices evidencing the costs so incurred. In no event will Tenant have any right to offset any amount owed by Landlord (regardless of whether Landlord is in default hereunder) against Tenant’s monetary obligations under this Lease.

29. Payment of Rent by Cashier’s Check. If a late charge is payable under this Lease, whether or not collected, for three or more installments of Basic Monthly Rent or other Rent due under this Lease, or if any three payments made by Tenant in the form of a personal or business check is returned by the bank it was drawn upon for whatever reason, including but not limited to insufficient funds, then Landlord, at Landlord’s option, may require Tenant to submit future payments to Landlord in the form of a certified cashier’s check, money order, or by wire transfer. Tenant’s obligation to provide payment in the aforementioned manner shall continue in full force and effect until Landlord, in its sole discretion, determines otherwise. Tenant further agrees to reimburse Landlord, as Additional Rent, Landlord’s actual costs imposed by Landlord’s bank or financial institution arising from Tenant’s returned check(s). These costs shall be in addition to any late charges payable by Tenant pursuant to this Lease.

30. Destruction. If the Building is totally or partially destroyed during the Term, rendering the Premises totally or partially inaccessible or unusable, then, subject to the remainder of this Paragraph, (i) Landlord shall promptly commence work necessary to restore the Building to substantially the same condition as it was in immediately before such destruction and shall diligently prosecute such restoration work until completed, (ii) Landlord shall not be required to restore Tenant’s Alterations or Tenant’s Personal Property, unless they are specifically covered by insurance proceeds received by Landlord, such excluded items being the sole responsibility of Tenant to restore, (iii) such destruction shall not terminate this Lease (except as provided below), and (iv) all obligations of Tenant under this Lease shall remain in effect, except that the Basic Monthly Rent and Additional Rent shall be abated or reduced, between the date of such destruction and the date of Substantial Completion of restoration, by the ratio of (a) the Rentable Square Footage of the Premises rendered unusable or inaccessible by the destruction, to (b) the Rentable Square Footage of the Premises prior to such destruction. Notwithstanding anything to the contrary in this Paragraph, either party shall have ten business days from the date of Landlord’s determination that this sentence applies to the subject destruction/reconstruction, in which to terminate this Lease if Landlord determines that (1) it will likely take more than either (A) 330 days following the date of such casualty, or (B) 270 days from obtaining all required permits for such reconstruction, in which to complete such work, (2) such destruction (which is not de minimus in nature) occurs during the last year of the Term, or (3) then existing laws do not permit such restoration. Additionally, Landlord may, at its election, terminate this Lease by so notifying Tenant in writing on or before the later of 60 days after such destruction or 30 days after Landlord’s receipt of the proceeds (or written notice of the amount of proceeds) from insurance maintained by Landlord, if (I) such destruction exceeds twenty percent (20%) of the then replacement value of the Premises, the Building, or the Project, or (II) Landlord reasonably determines that the cost of such restoration will exceed the amount of insurance proceeds relating to such destruction actually received by Landlord from insurance maintained by Landlord, excluding deductibles, by more than five percent (5%) of such cost of restoration. If Landlord or Tenant so terminates this Lease, then (x) Landlord shall have no obligation to restore the Project, (y) Landlord shall retain all insurance proceeds relating to such destruction, and (a) this Lease shall terminate as of 30 days after such notice of termination from Landlord to Tenant. Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) or any successor statute with respect to any destruction of the Premises. If Landlord restores the Premises following any such destruction, Tenant shall immediately refixturize, re-equip, and (if applicable) restock the Premises and shall re-open the Premises for business as soon thereafter as is reasonably practicable. If Tenant does not intend to so reopen the Premises for business, it must notify Landlord in writing within 20 business days of such damage or destruction, whereupon Landlord may cease its repair work and terminate this Lease. Additionally, if Landlord fails to Substantially Complete such restoration work within one year, Tenant may, by 30 days’ written notice to Landlord delivered after such year (during which period of time such restoration is not Substantially Completed), terminate this Lease.

31. Condemnation. If during the Term, or during the period of time between the execution of this Lease and the Lease Commencement Date, there is any taking of all or any part of the Premises or any interest in this Lease by the exercise of any governmental power, whether by legal proceedings or otherwise, by any public or quasi public authority, or private corporation or individual, having the power of condemnation (any of the preceding a “Condemnor”), or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending (any of the preceding, a “Condemnation”), the rights and obligations of Landlord and Tenant shall be determined pursuant to this Paragraph. If such Condemnation is of the entire Premises, then this Lease shall terminate on the date the Condemnor takes possession of the Premises (the “Date of Condemnation”). If such Condemnation is of any portion, but not all, of the Premises, then this Lease shall remain in effect, except that, if the remaining portion of the Premises is rendered unsuitable for Tenant’s continued use of the Premises, then Tenant may elect to terminate this Lease, by so notifying Landlord in writing (the “Termination Notice”) within 30 days after the date that the nature and extent of the Condemnation have been determined. Such termination shall be effective on the earlier of (i) the date that is 30 days after the giving of the Termination Notice, or (ii) the Date of Condemnation. If Tenant does not give to Landlord the Termination Notice within such 30 day period, then all obligations of Tenant under this Lease shall remain in effect, except that (unless the Premises are restored as set forth below) Basic Monthly Rent shall be reduced by the ratio of (a) the Rentable Square Footage of the Premises taken to (b) the Rentable Square Footage of the Premises immediately prior to the Date of Condemnation. Notwithstanding anything to the contrary in this Paragraph, if, within 30 days after Landlord’s receipt of the Termination Notice, Landlord notifies Tenant that Landlord at its cost will add to the remaining Premises (or substitute for the Premises other comparable space in the Project) so that the Rentable Square Footage of the Premises will be substantially the same after the Condemnation as they were before the Condemnation, and Landlord commences the restoration promptly and completes it within 150 days after Landlord so notifies Tenant, then all obligations of Tenant under this Lease shall remain in effect, except that Basic Monthly Rent and Additional Rent shall be abated or reduced during the period from the Date of Condemnation until the completion of such restoration by the ratio of (A) the Rentable Square Footage of the Premises taken to (B) the Rentable Square Footage of the Premises immediately prior to the Date of Condemnation. Unless Landlord restores the Premises pursuant to the preceding sentence, or unless Tenant gives to Landlord the Termination Notice within the relevant 30 day period, Tenant at its sole cost shall accomplish any restoration required by Tenant to use the Premises. A temporary Condemnation of the Premises, or any part of the Premises, for less than 120 days, shall not constitute a Condemnation under this Paragraph; but the Basic Monthly Rent shall abate as to the portion of the Premises affected during such temporary Condemnation. All compensation, sums, or anything of value awarded, paid, or received on a total or partial Condemnation (the “Award”) shall belong to and be paid to Landlord. Tenant shall have no right to any part of the Award, and Tenant hereby assigns to Landlord all of Tenant’s right, title, and interest in and to any part of the Award, except that Tenant shall receive from the Award any sum paid expressly to Tenant from the Condemnor for Tenant’s Personal Property or for severance damages. Landlord and Tenant waive the provisions of any statute (including without limitation California Code of Civil Procedure Section 1265.130 or any successor statute) that allows Landlord or Tenant to petition the superior court (or any other court) to terminate this Lease in the event of a partial Condemnation of the Premises.

32. Assignment and Other Transfers.

32.1. Restriction on Transfer. Without Landlord’s prior written consent, which shall not be unreasonably withheld, and except as permitted by Paragraph 32.3, below, none of the following shall occur (nor be permitted by Tenant to occur), voluntarily, involuntarily, by operation of law, or otherwise (any of the following, a “Transfer”): (1) any assignment, sublease, disposition, sale, concession, license, license agreement for the use of any portion of the Premises, mortgage, encumbrance, hypothecation, pledge, collateral assignment, or other transfer, by Tenant of this Lease, any interest in this Lease, or all or any portion of the Premises; or (ii) any assignment, disposition, sale, transfer, acquisition, or issuance of equitable interests (whether stock, partnership or otherwise) in Tenant, to or by any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions, which results in such person, entity, or group holding (or assigning, transferring, disposing of, or selling) fifty percent (50%) or more of the aggregate issued and outstanding equitable interests in Tenant.

32.2. Transfer Provisions Generally. Landlord shall not be liable in damages to Tenant or to any proposed subtenant, assignee or other transferee (any of the preceding a “Proposed Transferee”) if such consent is adjudicated to have been unreasonably withheld, and, in such event, Tenant’s sole remedy shall be to have the proposed Transfer declared as valid as if Landlord’s consent had been given, although Tenant shall be entitled to reasonable attorney’s fees if Tenant is the prevailing party in such litigation. At least 30 days prior to entering into any proposed Transfer, Tenant shall submit to Landlord the sum of $400.00 (as payment toward Landlord’s and Landlord’s attorneys’ cost of reviewing, consenting to, rejecting and/or consummating any proposed Transfer), and a written notice (“Tenant’s Notice”) which includes or sets forth in reasonable detail (1) the form of the proposed Transfer, including without limitation all related agreements, documents, instruments, exhibits, and escrow instructions, (ii) the name and address of the Proposed Transferee, (iii) the terms and conditions of the proposed Transfer, including without limitation the economics of such Proposed Transfer and the commencement or effective date of the proposed Transfer, which shall be at least 30 days after Tenant’s Notice is given, and (iv) the nature, character, and current financial information and references with respect to the Proposed Transferee and the business of the Proposed Transferee, in reasonably sufficient detail to enable Landlord to determine the Proposed Transferee’s financial responsibility. Within 7 business days after Landlord’s receipt from Tenant of such sum and Tenant’s Notice, and all documentation requested of Tenant by Landlord, Landlord shall notify Tenant whether Landlord has consented to the proposed Transfer. Any consent by Landlord to any proposed Transfer shall not constitute a consent with respect to any other Transfer. If Landlord consents to any proposed Transfer, and Tenant fails to consummate such Transfer within 90 days of the commencement or effective date of the proposed Transfer (as set forth in Tenant’s Notice) or, if Tenant’s Notice fails to identify such a date, then within 150 days of the Tenant’s Notice, then such consent shall be deemed withdrawn and Tenant shall be required again to comply with this Paragraph before making a Transfer. Landlord shall not have unreasonably withheld its consent with respect to any Transfer if (among other things) Landlord shall not have received such sum or Tenant’s Notice, if the nature or character of the Proposed Transferee is not in keeping with the dignity and character of the Building and the surrounding area, if the Proposed Transferee’s proposed use is materially and adversely different than the Permitted Use or Tenant’s prior use, if the proposed Transfer will result in the diminution of the value or marketability of the Building or the Project, if Landlord is not reasonably satisfied that the Proposed Transferee is creditworthy, if the proposed Transfer will conflict with or result in a breach of any of the provisions of, or constitute a default under, any agreement, instrument, or document to which Landlord is a party or by which the Project may be bound, or if the rent to be charged by Tenant to the proposed transferee during the term of that Transfer, using a present value analysis, is less than ninety percent (90%) of the basic monthly rent then being quoted by Landlord for comparable space in the Project for a comparable term, using a present value analysis. No Transfer shall release or discharge Tenant from any liability, whether past, present, or future, under this Lease and Tenant shall continue to remain directly liable under this Lease (and not as a mere surety). Tenant irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent and other amounts generated from any Transfer, and Landlord, as assignee, may collect such rent and other amounts and apply them toward Tenant’s obligations under this Lease; except that, unless a default occurs under this Lease, Tenant shall have the right to collect such rent and other amounts. Unless otherwise agreed to by all parties, the Tenant’s Security Deposit (if any) shall be retained by Landlord and returned to the lawful tenant in possession of the Premises at the Lime of the Lease termination, subject to the terms and conditions of Paragraph 6 of this Lease. Any Transfer documentation shall contain the following provisions, which provisions whether contained in such Transfer documentation or not, shall apply to such Transfer: (a) Such Transfer shall be subject and subordinate to, and bound by, all provisions of this Lease; (b) No Proposed Transferee shall be permitted to enter into any Transfer without Landlord’s prior written consent; and (c) At Landlord’s option, in the event of cancellation or termination of this Lease for any reason or the surrender of this Lease, whether voluntarily, involuntarily, by operation of law or otherwise, prior to the expiration of such Transfer, the Proposed Transferee shall make full and complete attornment to Landlord for the balance of the term of such Transfer. Such adornment shall be evidenced by an agreement in form and substance reasonably satisfactory to Landlord that the Proposed Transferee shall execute and deliver to Landlord within five days after request by Landlord. Tenant shall promptly reimburse Landlord for Landlord’s reasonable cost (less the $400.00 previously paid) of reviewing, consenting to, rejecting, and/or consummating any proposed Transfer, including without limitation reasonable attorneys’ fees and costs/fees of Landlord’s Lender in connection therewith. If Tenant fails to pay such amount within ten business days of written demand, Tenant shall be in default hereunder and Landlord shall have the right, in addition to its other rights and remedies under this Lease, to revoke its prior approval of the proposed Transfer if such Proposed Transferee has not yet taken over possession of the Premises.

32.3. Excess Rent and Recapture. Tenant shall promptly pay to Landlord, as and when received, fifty percent (50%) of all rents and other consideration after all of Tenant’s reasonable third-party expenses incurred in connection with such Transfer are deducted, of whatever nature, payable by the Proposed Transferee (or receivable by Tenant) pursuant to or as a result of any Transfer, which exceed (i) in the case of a sublease of a portion of the Premises, the portion of the Basic Monthly Rent that is allocable to the portion of the Premises subleased (such allocation based on the Rentable Square Footage of the portion subleased), or (ii) in the case of any other Transfer, the Basic Monthly Rent. Landlord additionally has the right, in the event Tenant indicates in the Tenant’s Notice that it desires to assign this Lease or sublet greater than 50% of the Premises, at its election, by giving written notice (the “Recapture Notice”) to Tenant within 15 days after receipt of Tenant’s Notice, to recapture the Premises and terminate this Lease. If Landlord elects to exercise such right and delivers a Recapture Notice to Tenant, this Lease shall automatically be deemed terminated as of the commencement or effective date stated in Tenant’s Notice for the proposed Transfer, and Tenant shall surrender possession of the Premises as of such date (and any failure to do so shall constitute a default hereunder). Landlord’s giving of a Recapture Notice shall not constitute Landlord’s consent to Tenant’s proposed Transfer.

32.4. Permitted Transferee. Notwithstanding anything to the contrary contained in Paragraphs 32.1 or 32.3, above, no consent of Landlord will be required for, and no amounts will be payable to Landlord in connection with, any assignment or subletting to any of the following (any of which will constitute a “Permitted Transferee”):

32.4.1. Any parent company which owns all or substantially all of the voting and beneficial interests in Tenant and which has a net worth (determined in accordance with GAAP) equal to or greater than Tenant’s net worth as of the day before such transaction or as of the Lease Commencement Date, whichever is less;

32.4.2. Any surviving or successor entity resulting from a merger, consolidation, or sale of substantially all of the assets of Tenant, where the net worth of the resulting or acquiring company exceeds (as determined in accordance with GAAP) the net worth of the Tenant as of the day prior to such transaction or as of the Lease Commencement Date, whichever is less; or

32.4.3. Any sale of stock as part of a “public offering” on one of the nationally recognized securities exchanges (such as, without limitation, NYSE or NASDAQ).

Notwithstanding the foregoing, and as a condition to the effectiveness of any such Transfer to a Permitted Transferee, at least 20 days prior to any proposed Transfer to a Permitted Transferee, Tenant shall notify Landlord in writing of its intention to undertake such a Transfer and provide Landlord with sufficient information to confirm that such entity will in fact be a Permitted Transferee. Landlord shall keep all such information confidential. Other than the right to engage in such a Transfer to a Permitted Transferee without Landlord’s consent, all other provisions of this Paragraph 32 shall apply to such a Transfer.

33. Landlord’s Reserved Rights. Landlord, as owner of the Project, in addition to Landlord’s other rights, reserves the right from time to time (i) to temporarily utilize portions of the Common Areas for, among other things, entertainment, outdoor shows, displays, automobile and other product shows, the leasing of kiosks, or such other uses which, in Landlord’s reasonable judgment, are appropriate; (ii) to utilize the lighting standards and other areas or improvements in the Common Areas for advertising, notice purposes, or other reasonable purposes; (iii) to close any of the Common Areas to the extent required in the opinion of Landlord’s legal counsel to prevent a dedication of any of the Common Areas or the accrual of any rights to any person or to the public in and to any portion of the Common Areas; (iv) to close, temporarily, any of the Common Areas for maintenance purposes; (v) to designate other property outside the boundaries of the Project to become part of the Common Areas; (vi) to close off or otherwise utilize portions of the Common Areas while constructing improvements or making repairs or alterations to any portion of the Project; (vii) to utilize portions of the Common Areas, on a temporary basis, as a staging area for any construction work by Landlord or its affiliates, agents, tenants, or contractors; and (viii) to make any changes to the Common Areas, or any part of the Project, including without limitation changes to buildings or other improvements, the addition of new buildings or other improvements, and/or changes in (among other things) the location of driveways, entrances, exits, vehicular parking spaces, or the direction of the flow of traffic. In exercising such rights, Landlord agrees to use commercially reasonable efforts to minimize any interference with Tenant’s use of the Premises,

34. Continued Development of Project. Tenant acknowledges that, as more particularly provided in the Addendum to this Lease, the development of the Project is continuing and may, at Landlord’s election, include the construction of additional buildings and improvements within the Project, including in areas which currently constitute Common Areas. Tenant is entering into this Lease with a full understanding of the possible ramifications/effects of such future development work on its tenancy and the rental charged hereunder takes such factors into account.

35. Access by Landlord. Landlord and any of Landlord’s Invitees (as defined below) shall have the right to enter the Premises at all reasonable times, during normal business hours if feasible under the circumstances, and upon 24 hours’ notice, if feasible under the circumstances, (i) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease, (ii) to do any necessary maintenance or make any restoration to the Premises that Landlord has the right or obligation to perform, (iii) to serve, post, or keep posted any notices required or allowed under this Lease, (v) to post “for sale” or “for rent” or “for lease” signs during the final nine months of the Term, (vi) to show the Premises to brokers, lenders, agents, prospective buyers, prospective tenants, or other persons interested in a listing of, financing, purchasing, or occupying the Project, the Premises or any portion of the Project or the Premises, and (vii) to shore the foundations, footings, and walls of the Project, and to erect scaffolding and protective barricades around and about the Premises, but not so as to prevent entry to the Premises, and to do any other act or thing necessary for the safety or preservation of the Premises if any excavation or other construction is undertaken or is about to be undertaken on any adjacent property or nearby street. In the event of an emergency Landlord shall have the right to enter the Premises at any time, without prior notice to Tenant. Landlord’s rights under this Paragraph extend, with Landlord’s consent, to the owner of adjacent property on which excavation or construction is to take place and the adjacent property owner’s agents, employees, officers, and contractors. Landlord shall not be liable for any inconvenience, disturbance, loss of business, nuisance, or other damage arising out of any entry on the Premises as provided In this Paragraph except damage resulting directly from the negligent acts or willful misconduct of Landlord or Landlord’s Invitees. Tenant shall not be entitled to any abatement or reduction of Basic Monthly Rent or other Rent because of the exercise by Landlord of any rights under this Paragraph.

36. Indemnity. Tenant hereby agrees to indemnify, defend, protect, and hold harmless Landlord and its shareholders, officers, directors, agents, property managers, employees, contractors, and the partners comprising Landlord (if any) from and against all Claims (as defined below) and all costs, expenses, and attorneys’ fees incurred in the defense or handling of any such Claims or any action or proceeding brought on any of such Claims. For purposes of this Lease, the term “Claims” shall mean all liabilities, damages, losses, costs, expenses, attorneys’ fees, and claims (except to the extent they result from Landlord’s negligent acts or willful misconduct) arising from or which seek to impose liability under or because of (i) Tenant’s or Tenant’s Invitees’ use of the Premises, (ii) the conduct of Tenant’s business, (iii) any activity, work, or things done, permitted, or suffered by Tenant or any of Tenant’s Invitees in or about the Premises or elsewhere, (iv) any breach or default in the performance of any obligation to be performed by Tenant under this Lease, and/or (v) any negligence of Tenant or any of Tenant’s Invitees. If any action or proceeding is brought against Landlord or its shareholders, officers, directors, agents, property managers, employees, contractors, or the partners comprising Landlord (if any) by reason of any such Claims, Tenant upon notice from Landlord shall defend such action or proceeding at Tenant’s sole cost by qualified legal counsel.

37. Exemption of Landlord from Liability. Except to the extent caused by Landlord’s negligent acts or willful misconduct, Tenant assumes all risk of, Tenant waives all claims against Landlord in respect of, and Landlord shall not be liable for, any of the matters set forth in the preceding Paragraph or any of the following: injury to Tenant’s business, loss of income from such business, or damage or injury to the goods, wares, merchandise, or other property or the person of Tenant, Tenant’s Invitees, or any other persons in, upon, or about the Premises, whether such damage, loss, or injury is caused by or results from criminal acts, fire, steam, electricity, gas, water, rain, the breakage, leakage, obstruction or other defects of pipes, sewer lines, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or any other cause, conditions arising upon the Premises, or other sources or places, and regardless of whether the cause of such damage, loss, or injury or the means of repairing such damage, loss, or injury is inaccessible to Tenant. This Lease shall not be affected or impaired by any change to any part of the Project or any sidewalks, streets, or improvements nearby the Project.

38. Hazardous Substances.

38.1. Landlord’s Covenants. Landlord hereby notifies Tenant, and Tenant hereby acknowledges that, prior to the leasing of the Premises pursuant to this Lease, Tenant has been notified, pursuant to California Health and Safety Code Section 25359.7 (or any successor statue), that Landlord knows, or has reasonable cause to believe, that certain hazardous substances (as such term is used in such Section 25359.7), such as common cleaning supplies, office supplies, spillage of petroleum products from motor vehicles, and other consumer products, may have come (and may in the future come) to be located on or beneath the Premises and/or the Project. Notwithstanding the foregoing, Landlord covenants that to the best of Landlord’s knowledge, the Building has been constructed free from any unlawful accumulations or amounts of Hazardous Material and in accordance with the ADA, as in effect as of the date of such construction. Furthermore, Landlord shall not hereafter cause any unlawful accumulations of Hazardous Material to be generated, brought onto, used, stored, or disposed of in or about the Premises, the Building, or the Project by Landlord or its agents, employees, or contractors, except for limited quantities of standard office and janitorial supplies and petroleum and petroleum-related products commonly used on or at similar office projects. Furthermore, Landlord shall: (a) use, store, and dispose of all such permitted Hazardous Material in strict compliance with all applicable statutes, ordinances, and regulations in effect during the Lease Term that govern and/or relate to Hazardous Material, public health and safety and protection of the environment, and (b) comply at all times during the Lease Term with all environmental laws (as defined in Paragraph 38.2, below). Except as to those matters which are Tenant’s responsibility pursuant to Paragraph 38.2, below, Landlord shall he responsible, at its expense (or the expense of others; but not as an Operating Expense) to cause any unlawful accumulations of Hazardous Materials to be remediated in accordance with the requirements of all applicable environmental laws.

38.2. Tenant’s Covenants. Prior to its execution of this Lease, Tenant shall have completed and delivered to Landlord an Environmental Questionnaire in the form provided by Landlord. Tenant represents and warrants that all of the information contained therein is true, complete, and correct, and Tenant shall immediately notify Landlord of any fact or circumstance hereafter occurring which would change the information on such Environmental Questionnaire if such Environmental Questionnaire were completed as of the date of such changed fact or circumstance. Tenant represents and warrants to the Landlord that its use of the Premises, the Building, and the Project will be in full compliance with all environmental laws. Tenant hereby agrees to indemnify Landlord against all actions, liabilities, damages, losses, costs, expenses, attorneys’ fees, and claims (except to the extent they arise as a result of Landlord’s grossly negligent acts or willful misconduct), arising from or relating to (i) any discharges, releases, or threatened releases of any Hazardous Material into ambient air, water, or land by Tenant or Tenant’s Invitee’s from, on, under, or above the Premises, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic wastes, substances, or materials by Tenant or Tenant’s invitees, are otherwise from, on, or under, the Premises, or (iii) a violation of any environmental law on, under, or above the Premises (for purposes of this Lease, “environmental laws” shall mean any Federal, State, or local law, statute, regulation, ordinance, guideline, or common law principle relating to public health or safety or the use or control of the environment, including without limitation the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Carpenter Presley Tanner Hazardous Substance Account Act, the California Hazardous Waste Control Law, the Federal Clean Air Act, the California Air Resources Act, the Federal Clean Water Act, the California Porter Cologne Water Quality Control Act, the Federal Resource Conservation and Recovery Act, the California Nejedly Z’berg Dills Solid Waste Management and Recovery Act, and California Health and Safety Code Section 25359.7). Tenant agrees to promptly reimburse Landlord for all of Landlord’s costs arising from periodic monitoring of Tenant’s use, handling, or storage of Hazardous Substances at or surrounding the Premises. Tenant shall not cause or permit any Hazardous Material to be generated, brought onto, used, stored, or disposed of in or about the Premises, the Building, or the Project by Tenant or its agents, employees, contractors, subtenants, or invitees, except for limited quantities of standard office and janitorial supplies. Tenant shall: (a) use, store, and dispose of all such permitted Hazardous Material in strict compliance with all applicable statutes, ordinances, and regulations in effect during the Lease Term that govern and/or relate to Hazardous Material, public health and safety and protection of the environment, and (b) comply at all times during the Lease Term with all environmental laws. If the Premises are contaminated (or, due to the acts or omissions of Tenant or Tenant’s Invitees, the Project is contaminated) by any Hazardous Material during the Term, then (1) Tenant shall promptly notify Landlord in writing of such contamination, and (2) Landlord may elect to either (A) demand that Tenant perform all remediation required by Landlord (to Landlord’s satisfaction and at Tenant’s sole cost, necessary to return the Premises (and/or the Project) to at least as good a condition as the Premises (or the Project) are in as of the date of this Lease, which Tenant shall immediately do upon receipt of notice from Landlord, or (B) proceed to cause such investigation, clean-up, and remediation work which Landlord deems necessary or desirable to be undertaken, whereupon the entire cost thereof (plus a supervisory fee equal to ten percent (10%) of such cost) will be payable by Tenant to Landlord upon demand as Additional Rent. If, after demand by Landlord, as provided in this Paragraph, Tenant does not promptly commence and diligently pursue such remediation, then Landlord may, at Landlord’s election, perform or cause to be performed such remediation and Tenant shall immediately, upon demand, pay the cost thereof to Landlord, plus a supervisory fee in the amount of ten percent (10%) of such cost. Tenant’s obligations and liability under this Paragraph shall survive the termination of Tenant’s tenancy and the Term of this Lease, except that nothing contained in this Paragraph shall be deemed to impose liability on Tenant for any problem arising after the Term of this Lease provided neither Tenant nor Tenant’s Invitees contributed to such problem during the Term of the Lease.

38.3. Definition of Hazardous Materials. As used in this Lease, the term “Hazardous Material” shall mean any hazardous or toxic substance, material, or waste that is or becomes regulated by the United States, the State of California, or any local government authority having jurisdiction over the Building. Hazardous Material includes, without limitation: (a) any “hazardous substance,” as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) (42 United States Code Sections 9601-9675); (b) “hazardous waste,” as that term is defined in the Resource Conservation and Recovery Act of 1976 (RCRA) (42 United States Code Sections 6901-6992k), (c) any pollutant, contaminant, or hazardous, dangerous, or toxic chemical, material, or substance, within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders imposing liability or standards of conduct concerning any hazardous, dangerous, or toxic waste, substance, or material, now or hereafter in effect); (d) petroleum products; (e) radioactive material, including any source, special nuclear, or byproduct material as defined in 42 United States Code Sections 2011-2297; (f) asbestos in any form or condition; and (g) polychlorinated biphenyls (PCBs) and substances or compounds containing PCBs.

39. Prohibition Against Asbestos-Containing Materials. Tenant shall not allow or permit any materials which contain asbestos in any form or concentration (“Asbestos-Containing Materials”) to be used or stored in the Premises or used in the construction of any improvements or alterations to the Premises, including, without limitation, building or construction materials and supplies. Such prohibition against Asbestos-Containing Materials shall apply regardless of whether the Asbestos-Containing Materials may he considered safe or approved for use by a manufacturer, supplier, or governmental authority, or by common use or practice.

40. Security Measures. Tenant acknowledges that, although the Building may contain a restricted access entry system (if provided for as part of Landlord’s Work), (i) the Basic Monthly Rent does not include the cost of any security measures for any portion of the Project Landlord shall have no obligation to provide any such security measures, (iii) Landlord has made no representation to Tenant regarding the safety or security of the Project, and (iv) Tenant will be solely responsible for providing any security it deems necessary to protect itself, its property, and Tenant’s Invitees in, on, or about the Project. If Landlord provides any security measures at any time, then the cost thereof shall be included as part of the Operating Expenses, but Landlord will not be obligated to continue providing such security measures for any period of time, Landlord may discontinue such security measures without notice and without liability to Tenant, and Landlord will not be obligated to provide such security measures with any particular standard of care. Tenant assumes all responsibility for the security and safety of Tenant, Tenant’s property, and Tenant’s Invitees. Tenant releases Landlord from all claims (other than due to Landlord’s negligence or intentional misconduct) for damage, loss, or injury to Tenant, Tenant’s Invitees, and/or to the personal property of Tenant and/or of Tenant’s Invitees, even if such damage, loss, or injury is caused by or results from the criminal, reckless, or negligent acts of third parties. Landlord shall have no duty to warn Tenant of any criminal acts or dangerous conduct that has occurred in or near the Project, regardless of Landlord’s knowledge of such crimes or conduct, and Tenant hereby undertakes to remain informed regarding such issues.

41. Subordination and Attornment.

41.1. Priority of Title. This Lease and Tenant’s rights under this Lease are subject and subordinate to any mortgage, deed of trust, ground lease, or underlying lease (and to all renewals, modifications, consolidations, replacements, or extensions thereof), now or hereafter affecting the Premises. The provisions of this Paragraph shall be self operative, and no further instrument of subordination shall be required. In confirmation of such subordination, however, Tenant shall promptly execute and deliver any commercially reasonable instruments that Landlord, any Lender, or the lessor under any ground or underlying lease, may request to evidence such subordination, provided such instrument contains customary non-disturbance language in favor of Tenant and is consistent with the provisions of the next sentence. If any Lender, or the lessor of any ground or underlying lease affecting the Premises, shall hereafter succeed to the rights of Landlord under this Lease, whether by foreclosure, deed in lieu of foreclosure, or otherwise, then (i) such successor landlord shall not be subject to any offsets or defenses which Tenant might have against Landlord, (ii) such successor landlord shall not be bound by any prepayment by Tenant of more than one month’s installment of Basic Monthly Rent or any other Rent, (iii) such successor landlord shall not be subject to any liability or obligation of Landlord except those arising after such succession, (iv) Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this Lease, (v) Tenant shall promptly execute and deliver any commercially reasonable instruments that may be necessary to evidence such attornment, (vi) upon such attornment, this Lease shall continue in effect as a direct lease (whether separately documented or not) between such successor landlord and Tenant upon and subject to all of the provisions of this Lease, and (v) Tenant shall be entitled to quiet enjoyment of the Premises for so long as Tenant is not in default under the terms of this Lease or any substitute lease referenced above. Notwithstanding the preceding provisions of this Paragraph, if any ground lessor or Lender elects to have this Lease prior to the lien of its ground lease, deed of trust, or mortgage, and gives written notice thereof to Tenant that this Lease shall be deemed prior to such ground lease, deed of trust, or mortgage, whether this Lease is dated prior or subsequent to the date of such ground lease, deed of trust, or mortgage, then this Lease shall be deemed to be prior to the lien of such ground lease or mortgage and such ground lease, deed of trust, or mortgage shall be deemed to be subordinate to this Lease.

41.2. Initial SNDA. If the Project is currently encumbered by a mortgage or deed of trust, then promptly following the execution of this Lease, Landlord and Tenant shall work together to negotiate a mutually satisfactory subordination, non-disturbance, and attornment agreement, consistent with this Paragraph 41, among Landlord, Tenant, and any Lenders or ground lessors having interests or security interests in the Project. If the Project is not encumbered as of the date of the full execution of this Lease, then this Paragraph 41.2 will be inapplicable, but Landlord shall be obligated to use reasonable efforts to obtain such a subordination, non-disturbance, and attornment agreement from any subsequent lien holder in accordance with Paragraph 41.1, above.

42. Estoppel Certificate. Within ten days after written request from Landlord, Tenant shall execute and deliver to Landlord, in recordable form, a certificate stating (i) that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating all modifications, (ii) the then current Basic Monthly Rent, (iii) the dates to which Basic Monthly Rent has been paid in advance, (iv) the amount of any security deposit, prepaid rent, or other payment constituting Rent which has been paid, (v) whether or not Tenant or Landlord is in default under this Lease and whether there currently exist any defenses or rights of offset under the Lease in favor of Tenant, (vi) that any Landlord’s Work required by this Lease is complete (or stating any exceptions) and (vii) such other matters as Landlord may reasonably request. Tenant’s failure to deliver such certificate within such ten day period shall be conclusive upon

Tenant for the benefit of Landlord, and any successor in interest to Landlord, any lender or proposed lender, and any purchaser or proposed purchaser of the Project that, except as may be represented by Landlord, this Lease is unmodified and in full force and effect, no Rent has been paid more than 30 days in advance, neither Tenant nor Landlord is in default under this Lease, no defenses or rights of offset under the Lease exist in favor of Tenant, and that all Landlord’s Work required by this Lease is complete. Landlord will similarly, in connection with any lending or Transfer transaction, upon ten days written request from Tenant, execute an estoppel certificate in favor of Tenant’s proposed lender or Transferee confirming (i) that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating all modifications, (ii) the then current Basic Monthly Rent, (iii) the dates to which Basic Monthly Rent has been paid in advance, (iv) the amount of any security deposit, prepaid rent, or other payment constituting Rent which has been paid, and (v) whether or not to the best of Landlord’s knowledge Tenant is in default under this Lease.

43. Waiver. No delay or omission in the exercise of any right or remedy of Landlord in the event of any default or Event of Default by Tenant shall impair such right or remedy or be construed as a waiver. The receipt and acceptance by Landlord of delinquent Rent shall not constitute a waiver of any default other than the particular Rent payment accepted. Landlord’s receipt and acceptance from Tenant, on any date (the “Receipt Date”), of an amount less than the Rent actually due on such Receipt Date, or to become due at a later date but applicable to a period prior to such Receipt Date, shall not release Tenant of its obligation (i) to pay the full amount of such Rent due on such Receipt Date or (ii) to pay when due the full amount of such Rent to become due at a later date but applicable to a period prior to such Receipt Date. No act or conduct of Landlord, including without limitation, the acceptance of the keys to the Premises, shall constitute an acceptance by Landlord of the surrender of the Premises by Tenant before the Expiration Date. Only a written notice from Landlord to Tenant stating Landlord’s election to terminate Tenant’s right to possession of the Premises shall constitute acceptance of the surrender of the Premises and accomplish a termination of this Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any other or subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease. Tenant hereby waives any rights granted to Tenant under California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and/or any successor statute(s). Tenant represents and warrants that if Tenant breaches this Lease and, as a result, this Lease is terminated, Tenant will not suffer any undue hardship as a result of such termination and, during the Term, will make such alternative or other contingency plans to provide for its vacation of the Premises and relocation in the event of such termination. Tenant acknowledges that Tenant’s waivers set forth in this Paragraph are a material part of the consideration for Landlord’s entering into this Lease and that Landlord would not have entered into this Lease in the absence of such waivers.

44. Brokers. Tenant represents that no real estate broker, agent, finder, or other person is responsible for bringing about or negotiating this Lease other than the Tenant’s broker listed in the Principal Lease Provisions, and Tenant has not dealt with any other real estate broker, agent, finder, or other person, relative to this Lease in any manner. Tenant hereby indemnifies Landlord against all liabilities, damages, losses, costs, expenses, attorneys’ fees and claims arising from any claims that may be made against Landlord by any real estate broker, agent, finder, or other person (other than as set forth above), alleging to have acted on behalf of or to have dealt with Tenant. Landlord shall be responsible, upon satisfaction of the requirements of a separate written listing agreement between Landlord and Landlord’s broker, for the payment of the commission due and owing to Landlord’s brokers identified in the Principal Lease Provisions (or any other brokers engaged by Landlord), pursuant to such separate written agreement between Landlord and Landlord’s broker. Landlord’s broker will in turn split such commission with Tenant’s broker as such parties may agree.

45. Easements. Landlord may, at its election, from time to time, grant such easements, rights and dedications, and cause the recordation of parcel maps, easement and operating agreements, and restrictions affecting the Premises and the Project, provided that no such acts materially and adversely affect Tenant’s rights of ingress or egress to the Building and the Premises or Tenants right to use the Premises pursuant to the terms of this Lease. Tenant shall promptly sign any reasonable documents or instruments to accomplish the foregoing upon request by Landlord.

46. Limitations on Landlord’s Liability. If Landlord is in default of this Lease, and as a consequence Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levy against the right, title, and interest of Landlord in the Project, and out of rent or other income from the Project receivable by Landlord or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Project. Neither Landlord nor Landlord’s shareholders, members, officers, directors, agents, property managers, employees, contractors, or the partners comprising Landlord (if any) shall be personally liable for any deficiency.

47. Sale or Transfer of Premises. If Landlord sells or transfers the Project (whether voluntarily or involuntarily), Landlord, on consummation of the sale or transfer, shall be released from any liability thereafter accruing under this Lease. If any security deposit or prepaid rent has been paid by Tenant, Landlord may transfer the security deposit and/or prepaid rent to Landlord’s successor in interest and on such transfer Landlord shall be discharged from any further liability arising from the security deposit or prepaid rent.

48. Quitclaim Deed. If any search of the Official Records of San Diego County, California would disclose the existence of this Lease, then Tenant shall execute and deliver to Landlord on or after the Expiration Date, promptly on Landlord’s request, a quitclaim deed to the Premises (or similar instrument acknowledging the fact that Tenant has no further rights relative to the Premises), in recordable form, designating Landlord as transferee.

49. No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation of this Lease, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate any existing subleases or may, at the option of Landlord, operate as an assignment to Landlord of any such subleases.

50. Confidentiality. [Intentionally Deleted]

51. Miscellaneous.

51.1. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

51.2. Upon Landlord’s written request, Tenant shall promptly furnish to Landlord, from time to time, financial statements certified by Tenant to be true and correct, reflecting Tenant’s then current financial condition. Such financial statements shall include a current balance sheet and a profit and loss statement covering the most recent 12-month period available. In addition, upon Landlord’s written request, Tenant shall allow Landlord, or a certified public accountant of Landlord’s choosing, to determine Tenant’s current financial condition by reviewing Tenant’s current financial books, records, and accounts. If Tenant is a publicly traded company, such requirement to furnish financial statements shall be satisfied by the delivery of Tenant’s annual report.

51.3. Notwithstanding any other provision in this Lease to the contrary, Tenant shall refrain from selling any alcoholic beverages at the Premises and such sales are expressly forbidden under this Lease notwithstanding the fact that Tenant may hold the appropriate license as issued and/or approved by the California Alcoholic Beverage Control Agency.

51.4. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. If the Premises are located outside of California, then the references in this Lease to California statutes shall be deemed to include any relevant statute of the jurisdiction in which the Premises are located that is comparable to such California statutes.

51.5. For purposes of venue and jurisdiction, this Lease shall be deemed made and to be performed in the City of San Diego, California (whether or not the Premises are located in San Diego, California) and Landlord and Tenant hereby consent to the jurisdiction of the Courts of the County of San Diego.

51.6. Tenant covenants and agrees not to protest or in any way oppose any application for a license to serve or sell liquor filed by tenants or other users of space within the Project.

51.7. Whenever the context so requires, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a limited liability company, a trust, an estate, or any other entity.

51.8. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Lease.

51.9. In the event any litigation, arbitration, mediation, or other proceeding (“Proceeding”) is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi judicial relief in connection with this Lease the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and reasonable attorney’s fees and expert witness fees relating to or arising out of such Proceeding

(whether or not such Proceeding proceeds to judgment), and any post judgment or post award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney’s fees and expert witness fees.

51.10. This Lease shall become effective and binding upon the parties when it has been executed by each of Landlord and Tenant; notwithstanding the fact that the Term of this Lease (i.e. Tenant’s rights of full occupancy hereunder) will not continence until the Lease Commencement Date.

51.11. Subject to any restriction on transferability contained in this Lease, this Lease shall be binding upon and shall inure to the benefit of the successors in interest and assigns of each party to this Lease. Nothing in this Paragraph shall create any rights enforceable by any person not a party to this Lease, except for the rights of the successors in interest and assigns of each party to this Lease, unless such rights are expressly granted in this Lease to other specifically identified persons.

51.12. The headings of the Paragraphs of this Lease have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Lease, or be used in any manner in the interpretation of this Lease.

51.13. Time and strict and punctual performance are of the essence with respect to each provision of this Lease. All references to “days” in this Lease will refer to calendar days, unless such reference specifically indicates that “business days” are intended. Business days will mean and refer to all calendar days other than Saturdays, Sundays, and national or California state holidays.

51.14. Each party to this Lease and its legal counsel have had an opportunity to review and revise this Lease. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any Addendum or Exhibit to this Lease, and such rule of construction is hereby waived by Tenant.

51.15. All notices required or permitted to be given by Tenant to Landlord shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight express courier service that provides written confirmation of delivery to Landlord at the address set forth in the Principal Lease Provisions of this Lease. Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Landlord or Tenant must give a notice of a change of its address to the other, if such address changes. All notices required or permitted to be given to Tenant by Landlord shall Landlord shall(sic), except as otherwise provided in this Lease, be in writing, and such notice shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight express courier service that provides written confirmation of delivery, to Tenant at the address set forth in the Principal Lease Provisions of this Lease. Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Notwithstanding the foregoing, routine correspondence between Landlord and Tenant shall be deliverable by regular U.S. mail, by fax, or by other such means of delivery as may become customary.

51.16. If more than one person is Tenant, then the obligations of Tenant under this Lease shall be the joint and several obligations of each of such persons; provided, however, that any act or signature of one or more of any of such persons and any notice or refund given to or served on any one of such persons shall be fully binding on each of such persons.

51.17. All provisions, whether covenants or conditions, to be performed or observed by Tenant shall be deemed to be both covenants and conditions.

51.18. All payments to be made by Tenant to Landlord under this Lease shall be in United States currency.

51.19. [Intentionally Deleted]

51.20. This Lease, the Exhibits and Addenda, if any, attached hereto (which are incorporated herein by this reference), constitute all of the covenants, promises, assurances, representations, warranties, statements, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and the Project, and there are no other covenants, promises, assurances, representations, warranties, statements, conditions, or understandings, either oral or written, between them. Except as herein otherwise provided, no subsequent alteration, change, modification, or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each of them. Notwithstanding the foregoing, the Landlord may, from time to time, establish and amend such Rules, regulations, and signage criteria, in a written form, for the benefit of the Project and Building, as it deems appropriate. Violations of such Rules, regulations, and signage criteria by Tenant or Tenant’s Invitees shall constitute a material default of this Lease.

51.21. Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

Landlord’s Initials	Tenant’s Initials

51.22. This Lease, upon full execution, supersedes and revokes any and all previous leases governing the Premises, lease negotiations, arrangements, letters of intents, offers to lease, lease proposals or drafts, brochures, representations, and information conveyed, whether oral or written, between parties hereto or their respective representations or any other person purported to represent Landlord or Tenant. The Tenant acknowledges it has not been induced to enter into this Lease by any representations not set forth in the Leases, nor has it relied on any such representations. No such representations should be used in the interpretation or construction of this Lease and the Landlord shall have no liability for any consequences arising as a result of any such representations.

LANDLORD:	PACIFIC OCEANSIDE HOLDINGS, L.P., a California limited partnership

	By:	Pacific Oceanside Assets, Inc., a California corporation

	Its:	General Partner

	By:	/s/ [illegible]

Its:

TENANT:	CONAGRA FOODS, INC., a Delaware corporation

	By:	/s/ [illegible]

Its:

By:

Its:

ADDENDUM TO

STANDARD FORM MODIFIED GROSS OFFICE LEASE

(CONAGRA FOODS, INC.)

This Addendum to Standard Form Modified Gross Office Lease (“Addendum”) is attached to and incorporated into that certain Standard Form Modified Gross Office Lease between PACIFIC OCEANSIDE HOLDINGS, L.P., a California limited partnership, (“Landlord”), and CONAGRA FOODS, a Delaware corporation (“Tenant”), who agree as follows:

1. Definitions. Unless otherwise specifically defined herein, all terms used herein shall have the meanings ascribed to them in the Lease to which this Addendum is attached.

2. Early Access. Landlord shall use its best efforts to provide Tenant with access to the Premises after Lease execution for the sole purpose of allowing Tenant to commence planning and construction of the TI Work and the delivery and installation of its furniture, fixtures, and equipment. Tenant shall be entitled to use the elevators and consume reasonable amounts of utilities during the period prior to the Commencement Date. Tenant’s right to access the Premises during such period shall be strictly subject to such restrictions and limitations as Landlord may reasonably impose. Tenant shall not interfere or impede in any manner the performance of Landlord’s construction activities within the Premises. All terms and conditions of this Lease, including but not limited to Paragraph 14 “Early Access Insurance,” shall be in full force and effect during such early access period.

3. Expansion/Right of First Offer. Commencing as of the Commencement Date and continuing until that date which is five business days after Landlord delivers written notice (“Landlord’s Triggering Notice”) to Tenant that it has another interested prospective tenant for the Expansion Space (as defined below), Tenant shall have the one-time first right to request that Landlord enter into negotiations with Tenant for the leasing of that certain unleased space on the first and second floors of the Building which are contiguous to she existing Premises (the “Expansion Space”). If Tenant delivers to Landlord written notice (“Tenant’s Exercise Notice”) of its desire to commence such negotiations prior to that date which is five business days after Landlord’s delivery of Landlord’s Triggering Notice, then Landlord shall thereafter not enter into any lease with another party for the Expansion Space during the five day period following delivery of the Tenant’s Exercise Notice, and during such five day period, the parties shall meet (in person or telephonically) and in good faith seek to negotiate mutually satisfactory terms upon which Landlord will lease the Expansion Space to Tenant. Landlord shall offer the Expansion Space to Tenant an terms not less favorable to Tenant than those upon which Landlord would offer the Expansion Space to an unaffiliated third party tenant. If Landlord and Tenant have not entered into a lease (or an amendment to this Lease) by which Tenant leases the Expansion Space within such five day period, then Tenant’s rights hereunder shall terminate.

LANDLORD:	PACIFIC OCEANSIDE HOLDINGS, L.P., a California limited partnership

	By:	Pacific Oceanside Assets, Inc., a California corporation

	Its:	General Partner

	By:	/s/ [illegible]

	Its:	President

TENANT:	CONAGRA FOODS, INC., a Delaware corporation

	By:	/s/ [illegible]

	Its:	Vice President Real Estate & Facilities

By:

Its:

EXHIBIT A

DESCRIPTION/DEPICTION OF PROJECT

LOTS 7 AND 8 OF STONECRFST UNIT NO. I IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 12453, FILED IN THE OFFICE OF THIS COUNTY RECORDER OF SAN DIEGO COUNTY SEPTEMBER 13, 1989.

EXHIBIT “A”

DESCRIPTION/DEPICTION OF PREMISES

Modified Gross Office (3/99)	Page 2 of 2	Landlord Tenant